Exhibit 99.1

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (this “Agreement”), dated as of September 25, 2009, is entered into by and among Panolam Holdings Co., a Delaware corporation (“Parent”), Panolam Holdings II Co., a Delaware corporation (“Holdings”), Panolam Industries International, Inc., a Delaware corporation (“Panolam”), Panolam Industries, Inc., a Delaware corporation, Pioneer Plastics Corporation, a Delaware corporation, Nevamar Holding Corp., a Delaware corporation, Nevamar Holdco, LLC, a Delaware limited liability company, Nevamar Company, LLC, a Delaware limited liability company (collectively with Parent, Holdings and Panolam, the “Company”), Credit Suisse, Cayman Islands Branch, as administrative agent under the Credit Agreement (as defined below) (the “Agent”), the undersigned lenders party to the Credit Agreement (the “Consenting Senior Secured Debt Holders”) and the undersigned holders of Subordinated Notes (as defined below) (the “Consenting Note Holders” and, collectively with the Consenting Senior Secured Debt Holders, the “Consenting Holders” and each, a “Consenting Holder”).  The Company, Agent, each Consenting Holder and each person that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Effective Date (as defined in Section 9), the Company is a party to (i) that certain Credit Agreement, dated as of September 30, 2005, as amended by (A) that certain First Amendment to Credit Agreement and Waiver, dated as of February 27, 2006, (B) that certain Second Amendment to Credit Agreement, dated as of March 1, 2006, (C) that certain Limited Waiver, dated as of June 14, 2006, and (D) that certain Third Amendment to Credit Agreement and Limited Waiver, dated as of March 30, 2007, by and among Holdings, Panolam, Agent, and the lenders party thereto (the “Lenders”) (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Indenture, dated as of September 30, 2005, among Panolam, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), governing the 10¾% Senior Subordinated Notes due 2013 (the “Subordinated Notes”);

WHEREAS, as of the Effective Date, the Consenting Senior Secured Debt Holders hold at least 83% of the aggregate principal amount of indebtedness under the Credit Agreement and the Consenting Note Holders hold at least 66% of the aggregate principal amount of Subordinated Notes issued under the Indenture;

WHEREAS, the Company and the Consenting Holders wish to reorganize and recapitalize the Company (the restructuring and recapitalization transactions, collectively, the “Transactions”) in accordance with (i) a proposed prepackaged Chapter 11 plan of reorganization substantially in the form attached hereto as Exhibit A (the “Plan”), (ii) the term sheet attached hereto as Exhibit B (the “Term Sheet”), (iii) the New Intercreditor Agreement Term Sheet (as defined in the Plan) attached hereto as Exhibit C, as such Plan, Term Sheet and New Intercreditor Term Sheet may be amended, modified or supplemented as provided herein below;

WHEREAS, it is anticipated that the Transactions will be implemented through a solicitation of votes for the Plan (the “Solicitation”) pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and sections 1125, 1126 and 1145 of the Bankruptcy Code (as defined below);

WHEREAS, upon the successful conclusion of the Solicitation, as set forth herein the Company intends to commence voluntary reorganization cases (the “Chapter 11 Cases”) under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Transactions pursuant to the Plan;

WHEREAS, the Company intends to file the Plan and related disclosure statement (the “Disclosure Statement”) and other related documents and motions as set forth herein on the Commencement Date (as defined in Section 5(c)); and

WHEREAS, the Company intends to use its commercially reasonable efforts to obtain Bankruptcy Court approval of the Plan in accordance with the Bankruptcy Code and on terms consistent with this Agreement and each Consenting Holder intends to use its commercially reasonable efforts to cooperate in that regard.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.                                       Plan.

(a)                                  The Consenting Holders acknowledge and agree that (i) the Plan is substantially in a form and substance reasonably acceptable in all respects to the Consenting Holders and their counsel and (ii) the terms and conditions set forth in the Term Sheet are reasonably acceptable in all respects to the Consenting Holders and their counsel.  The plan related documents (the “Plan Related Documents”), which shall include, but not be limited to, (A) the Disclosure Statement, (B) the materials related to the Solicitation, (C) the proposed confirmation order, and (D) any other documents or agreements filed with the Bankruptcy Court by the Company or at the Company’s direction that are necessary to implement the Plan, including: (1) any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement; (2) an amended and restated Credit Agreement (the “Amended and Restated Credit Agreement”) and such other definitive documentation (including without limitation security documents) as is necessary to consummate the Transactions, all on the same economic terms and otherwise in all material respects on the terms set forth in the Term Sheet; (3) the amended certificate of incorporation and bylaws for the Company as reorganized; and (4) any registration rights agreement, shall contain the terms and conditions set forth in the Plan and the Term Sheet, be in form and substance reasonably acceptable in all respects to the Consenting Holders and counsel to the Agent and counsel for the ad hoc noteholder group, and be consistent with this Agreement in all material respects (the Plan Related Documents that contain such terms and conditions, are reasonably acceptable to the Consenting Holders (as defined below) and counsel to the Agent and counsel for the ad hoc noteholder group and are consistent herewith in all material respects are referred to herein collectively as the “Approved Plan Documents”).

(b)                                 The Term Sheet may be amended only upon written approval of the (i) Company, (ii) the Consenting Senior Secured Debt Holders owning more than 66 2/3% in aggregate principal amount of the Senior Secured Debt (as defined in Section 3(b)), (iii) the Consenting Note Holders owning more than 50% in aggregate principal amount of the Subordinated Notes, which requisite percentage shall include the principal amount of the Subordinated Notes held by Apollo Capital Management and Eaton Vance Management or any of their respective affiliates (unless Apollo Capital Management or Eaton Vance Management or any of their respective affiliates transfer their Subordinated Notes or Claims (as defined in Section 3(b)) related thereto to third parties in accordance with this Agreement) (the “Required Consenting Note Holders”), and (iv) the Agent; provided that the Agent’s approval shall be solely with

2

regard amendments to the Term Sheet relating to the provisions in Section 9 of the Credit Agreement and any similar provisions in the Amended and Restated Credit Agreement, including, without limitation,  those provisions relating to its appointment, powers and duties, general immunity, indemnity, and other duties in its role as Administrative Agent.

(c)                                  This Agreement and the Plan may be amended (so long as any such amendment is (y) consistent with the Term Sheet (as it may be amended in accordance with Section 1(b)) and (z) not of the nature that, if the Plan had been confirmed by the Bankruptcy Court, would require a re-solicitation, only upon written approval of (A) the Company, (B) the Agent at the direction of the Consenting Senior Secured Debt Holders owning more than 50% in aggregate principal amount of the Senior Secured Debt (the “Required Consenting Senior Secured Debt Holders” and collectively with the Required Consenting Note Holders, the “Required Consenting Holders”) and (D) the Required Consenting Note Holders.

2.                                       Bankruptcy Process.  The Company hereby agrees to use commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code, and on terms consistent with this Agreement, and each Consenting Holder shall use its commercially reasonable efforts to cooperate in that regard; provided, however, that the Company, the Agent, at the direction of the Required Consenting Senior Secured Debt Holders and the Required Consenting Note Holders may from time to time mutually agree in writing to further extend any time period or deadline set forth herein.  The Company and each Consenting Holder shall take all commercially reasonable necessary and appropriate actions to achieve confirmation of the Plan.

3.                                       Support of the Reorganization; Additional Covenants.

(a)                                  Prior to the Termination Date (as defined in Section 5), no Consenting Holder or the Agent will (i) object to confirmation of the Plan or object to, or otherwise commence any proceeding to oppose or alter, the Plan, the Term Sheet, the Approved Plan Documents, (ii) vote for, consent to, support or participate in the formulation of any plan of reorganization other than the Plan, (iii) directly or indirectly seek, solicit, negotiate, support or engage in any discussions regarding any plan other than the Plan, or any sale or disposition of the Company (or all or substantially all of its assets or equity), or any dissolution, winding up, liquidation, merger, transaction, reorganization or restructuring of the Company, in any case if such action reasonably could be expected to prevent, delay or impede the successful implementation of the Transactions as contemplated by the Plan, the Term Sheet and the Approved Plan Documents, (iv) object to the Solicitation or support any such objection by a third party, or (v) take any other action not required by law that is inconsistent with, or that would materially delay, the confirmation or consummation of the Plan.

(b)                                 Prior to the Termination Date, each Consenting Holder (i) so long as its vote has been solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, including but not limited to its receipt of the Disclosure Statement, agrees to vote (or cause the voting of) its claims arising from (as the case may be) the Subordinated Notes and the indebtedness under the Credit Agreement (the “Senior Secured Debt” and, together with the Subordinated Notes, the “Debt”) and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Debt (collectively, the “Claims”) to accept the Plan, and will not change or withdraw (or cause to be changed or withdrawn) such vote, and (ii) consents to the treatment of the Claims as set forth in the Plan and the Term Sheet.  Notwithstanding anything contained herein to the contrary, other than as set forth in the preceding sentence, no Consenting Holder shall be required to file any pleadings or take any other action in support of the Plan which would require it to hire and pay for counsel to represent it.

(c)                                  Each Consenting Holder agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not sell, transfer, assign or otherwise dispose of any of the Debt or Claims, or any option thereon or any right or interest (voting or otherwise) therein, unless the

3

transferee is a Consenting Holder or agrees in writing to be bound by all of the terms of this Agreement by executing the Joinder attached hereto as Exhibit D (such transferee, if any, to also be a “Consenting Holder” hereunder).  If a transferee of any of the Debt or Claims is not a Consenting Holder or does not execute a Joinder in substantially the form attached hereto as Exhibit D within five days of the completion of such transfer of the Debt or Claims or otherwise agree to be bound by all of the terms of this Agreement, then such sale, transfer, assignment or other disposition of the Debt, Claims or related option, right or interest shall be deemed void ab initio.  This Agreement shall in no way be construed to preclude any Consenting Holder from acquiring additional Debt, Claims or equity interests in the Company; provided, however, that any such additional holdings shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Holder agrees that such additional Debt, Claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Debt, Claims or equity interests entitled to vote on the Plan (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with this Section 3.    Subject to the terms and conditions of any order of the Bankruptcy Court, each Consenting Holder agrees to provide to the Agent and to Company’s counsel (i) a copy of any Joinder and (ii) a notice of the acquisition of any additional Debt or Claims, in each case within five (5) business days of the consummation of the transaction disposing of, or acquiring, Debt or Claims.

(d)                                 Each Consenting Holder agrees that as long as this Agreement has not terminated in accordance with its terms, it shall not (i) pursue any right or remedy under the Credit Agreement, the Subordinated Notes or the Indenture, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Debt or Claims other than to enforce this Agreement.

(e)                                  Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Transactions and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Transactions.

4.                                       Agreements of the Company.

(a)                                  Additional Transaction Matters.  The Company hereby agrees (i) to prepare or cause the preparation of the Plan Related Documents and (ii) that it shall, except in an emergency where it is not reasonably practicable, provide draft copies of all motions, including “first day” motions, and applications and other documents the Company intends to file with the Bankruptcy Court to counsel for the Agent and counsel for the ad hoc noteholder group as soon as reasonably practicable, but in no event less than one (1) day before such documents are filed with the Bankruptcy Court, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing.

(b)                                 Commitment of the Company.  Subject to its fiduciary duties (set forth in Section 25 below), the Company agrees to use its commercially reasonable efforts to (i) support and complete the Transactions and all other actions contemplated under the Plan and the Approved Plan Documents, (ii) take any and all necessary and appropriate actions in furtherance of the Transactions and the other actions contemplated under the Plan and the Approved Plan Documents, (iii) obtain any and all required regulatory approvals and material third-party approvals for the Transactions, and (iv) not take any actions inconsistent with this Agreement, the Term Sheet, the Approved Plan Documents, or the confirmation and consummation of the Plan.  Subject to its fiduciary duties (set forth in Section 25 below), the Company shall not, directly or indirectly, seek, solicit, negotiate, support or engage in any discussions relating to, or enter into any agreements relating to, any restructuring, plan of reorganization, dissolution, winding up, liquidation, reorganization, merger, transaction, sale, or disposition of the Company (or all or

4

substantially all of its assets or equity) other than the Plan (as it may be amended, supplemented or otherwise modified as provided herein) or as otherwise set forth in the Term Sheet (as it may be amended, supplemented or otherwise modified as provided herein), nor shall the Company solicit or direct any person or entity, including, without limitation, any member of the Company’s board of directors or any holder of equity in the Company, to undertake any of the foregoing; provided, however, that the Company may agree to modifications to the Term Sheet, the Plan and the Plan Related Documents, as provided herein.

(c)                                  Advisors to the Consenting Holders.  In accordance with the terms of the existing engagement letters, the Company shall pay all fees and expenses of (i) Sidley Austin LLP, counsel to the Agent (“Sidley”), (ii) Conway Del Genio, financial advisors to the Agent (“CDG”), (iii) Akin Gump Strauss Hauer & Feld LLP, counsel to the Consenting Note Holders and (iv) The Blackstone Group L.P., financial advisors to the Consenting Note Holders, which are due and owing prior to the date of termination of this Agreement, plus the fees and expenses of one (1) local counsel retained by each of the Consenting Senior Secured Debt Holders and the Consenting Note Holders, if necessary, which are due and owing prior to the date of termination of this Agreement.

(d)                                 Interest Payments Under the Credit Agreement.  All Loans (as defined in the Credit Agreement) shall remain Base Rate Loans (as defined in the Credit Agreement) and shall bear interest at a rate determined in accordance with Section 2.2A of the Credit Agreement payable (as of the Effective Day) in arrears on the last business day of each month prior to the Commencement Date (such interest payments, together with the fees and expenses payable pursuant to Sections 4(c)(i) and (ii), the “Senior Debt Payments”).

(e)                                  Reporting.  In addition to complying with all reporting requirements under the Credit Agreement and the Indenture, the Company shall deliver to Agent (for distribution to the Lenders) and to counsel for the Consenting Note Holders (for distribution to the Consenting Note Holders) certain financial reports as follows: (i) on the fourth business day of (1) the week following the Effective Date and (2) every second week thereafter, a rolling thirteen (13) week cash flow forecast and (ii) within thirty (30) days after the end of each month (commencing with the month ended July 31, 2009), an unaudited, consolidated balance sheet, income statement and year-to-date statement of cash flows, each for the fiscal month most recently ended, subject to year-end audit adjustments and the absence of footnotes.

5.                                       Termination of Agreement.  This Agreement shall terminate, unless waived or extended by the Company, the Agent and the Required Consenting Holders in writing, upon the earliest to occur of the following (the date and time of such termination, the “Termination Date”):

(a)                                  at 5:00 P.M. prevailing Eastern Time on the date which is ten (10) calendar days after the Effective Date unless the Company has commenced the Solicitation (the “Solicitation Commencement Date”);

(b)                                 if the Solicitation Commencement Date has occurred, at 5:00 P.M. prevailing Eastern Time on the date that is 31 calendar days after the Solicitation Commencement Date (the “Solicitation Termination Date”) unless the Company has successfully concluded the Solicitation;

(c)                                  if the Company has successfully concluded the Solicitation before the Solicitation Termination Date, at 5:00 P.M. prevailing Eastern Time on the date that is five (5) calendar days after the Solicitation Termination Date unless the Company has commenced the Chapter 11 Cases (the “Commencement Date”) and has filed, and is pursuing confirmation of, the Plan, and has filed a motion for authority to use cash collateral with a proposed cash collateral order, in form and substance reasonably acceptable to the Required Consenting Holders;

5

(d)                                 at 5:00 P.M. prevailing Eastern Time on the date which is 40 calendar days after the Commencement Date if the Plan has not been confirmed by the Bankruptcy Court on or before such date;

(e)                                  at 5:00 P.M. prevailing Eastern Time on the date which is 30 calendar days following entry by the Bankruptcy Court of an order confirming the Plan if there has not occurred substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan on or before such date;

(f)                                    the filing by the Company of any motion or other request for relief seeking to (i) dismiss any of the Chapter 11 Cases, (ii) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appoint a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(g)                                 the entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, or (iv) making a finding of fraud, dishonesty or misconduct by any officer or director of the Company, regarding or relating to the Company;

(h)                                 the Company files, proposes or otherwise supports any plan of reorganization other than the Plan or if the Company, in the exercise of its fiduciary duties (set forth in Section 25 below), takes any other action hereunder that is otherwise prohibited or refrains from taking any action that is otherwise required;

(i)                                     the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, including the Company’s obligations under Sections 4(c) and (d), which material breach remains uncured for a period of five (5) business days after the receipt of written notice of such breach from either the Required Consenting Senior Secured Debt Holders or the Required Consenting Note Holders;

(j)                                     the breach by any of the Consenting Holders of any of the undertakings, representations, warranties or covenants of such Consenting Holder(s) set forth in this Agreement that would have a material adverse impact on the Company or the consummation of the Transactions, which breach remains uncured for a period of ten (10) business days after the receipt by the Consenting Holder(s) of notice of such breach from the Company;

(k)                                  the withdrawal, amendment or modification by the Company of, or the filing by any person of a pleading seeking to amend or modify, the Plan, which withdrawal, amendment, modification or filing is materially inconsistent with the Plan (with such amendments and modifications as have been effected in accordance with the terms hereof) or is materially adverse to the Consenting Holders, in each case in a manner not reasonably acceptable to the Required Consenting Holders, or if the Company files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Plan (in each case with such amendments and modifications as have been effected in accordance with the terms hereof) and such motion or pleading has not been withdrawn prior to the earlier of (i) five (5) business days after the Company receives written notice from the Required Consenting Holders that such motion or pleading is inconsistent with this Agreement or the Plan, as applicable, and (ii) the entry of an order of the Bankruptcy Court approving such motion; provided, that this Section 5(k) shall not apply with respect to any motion or pleading that is inconsistent with this Agreement if such motion or pleading is consistent with the Plan;

(l)                                     the Company amends or modifies any Approved Plan Document after it is filed with the Bankruptcy Court, which amendment or modification is materially inconsistent with the Plan or

6

the Term Sheet (in each case with such amendments and modifications as have been as have been effected in accordance with the terms hereof) or not reasonably acceptable to the Agent and the Required Consenting Holders;

(m)                               the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect (in each case with such amendments and modifications as have been as have been effected in accordance with the terms hereof); provided that this Section 5(m) shall not apply with respect to any relief that is inconsistent with this Agreement if such relief is consistent with the Plan; or

(o)                                 the issuance by any governmental authority, including the Bankruptcy Court or any other regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions.

For the avoidance of doubt, the Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agree not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the giving any such notice).

6.                                       Good Faith Cooperation; Further Assurances; Transaction Documents.  The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions.  Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Each Party hereby covenants and agrees (a) to negotiate in good faith the Plan Related Documents, each of which shall (i) contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in the Plan and the Term Sheet (as amended, supplemented or otherwise modified as provided herein), (ii) be in form and substance reasonably acceptable in all respects to the Parties signatory thereto or beneficiaries thereof and counsel for the Agent and counsel for the ad hoc noteholder group, and (iii) be consistent with this Agreement in all material respects, and (b) to execute the Approved Plan Documents (to the extent such Party is a party thereto).

7.                                       Representations and Warranties.  Each Party hereby represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(a)                                  Power and Authority; Authorization.  It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)                                 No Conflicts.  The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(c)                                  Governmental Consents.  The execution, delivery and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or governmental authority or regulatory body other than the Bankruptcy Court and pursuant to the Securities Act (and assuming, as to the Company, the accuracy of the representations and warranties herein of each Consenting Holder).

7

(d)                                 Binding Obligation.  This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(e)                                  Ownership.  If such Party is a Consenting Holder, such Consenting Holder (i) either (A) is the sole legal and beneficial owner of the Debt set forth below its name on the signature page hereof and all related Claims, in each case free and clear of all claims, liens and encumbrances, or (B) has investment or voting discretion with respect to such Debt and Claims and has the power and authority to bind the beneficial owner(s) of such Debt and Claims to the terms of this Agreement and (ii) such Consenting Holder has full power and authority to vote on and consent to such matters concerning such Debt and Claims and to exchange, assign and transfer such Debt and Claims.

(f)                                    Securities Laws Matters.  If such Party is a Consenting Note Holder:

(i)                                     it is acquiring the securities to be acquired by it pursuant to the Transaction (the “New Securities”) for investment purposes, solely for its own account and/or the account of a holder for which it serves as the investment adviser or manager and not with a view to, or for resale in connection with, the distribution thereof and such Consenting Holder will not resell, transfer, assign or distribute the New Securities acquired by it, except in compliance with this Agreement, until this Agreement is validly terminated, and the registration requirements of the Securities Act, and applicable state securities laws or pursuant to an available exemption therefrom;

(ii)                                  it, or the holder for whom it acts as investment adviser or manager, is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act);

(iii)                               the financial situation of such Consenting Holder is such that it can afford to bear the economic risk of holding the New Securities;

(iv)                              the knowledge and experience of such Consenting Holder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of the investment in the securities;

(v)                                 such Consenting Holder acknowledges that no representations, express or implied, are being made with respect to the Company, the New Securities being acquired hereunder, or otherwise, other than those expressly set forth herein or in the Plan and the Disclosure Statement;

(vi)                              such Consenting Holder understands that the New Securities are a speculative investment that involve a high degree of risk of loss of its investment therein, that there may be substantial restrictions on the transferability of the New Securities and, accordingly, it may not be possible to liquidate such Consenting Holder’s investment;

(vii)                           in making its decision to invest in the New Securities hereunder, such Consenting Holder has relied upon independent investigations made by such Consenting Holder and, to the extent believed by such Consenting Holder to be appropriate, such Consenting Holder’s representatives, including such Consenting Holder’s own professional, tax and other advisors;

(viii)                        it has been advised by the Company that (A) the offer and sale of the New Securities has not been registered under the Securities Act, (B) the offering and sale of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder and, if issued pursuant to the Plan, section 1145 of the

8

Bankruptcy Code, and (C) there is no established market for the New Securities and such a public market for the New Securities may not be established in the foreseeable future;

(ix)                                such Consenting Holder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company, and its representatives concerning the terms and conditions of the investment in the New Securities; and

(x)                                   it is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

8.                                       Amendments and Waivers.  None of this Agreement, the Plan or the Term Sheet may be modified, amended or supplemented except as set forth in Sections 1(b) and 1(c); provided, however, that any modification of, or amendment or supplement to, this Agreement, the Plan or the Term Sheet that materially and adversely affects the Consenting Holders taken as a whole shall require the written consent of all of the Consenting Holders (in addition to the Company and the Agent).

9.                                       Effectiveness.  Subject to the condition precedent set forth below, this Agreement shall become effective and binding on each Party upon the execution and receipt by the Company of signature pages signed by the Company, the Agent and the Consenting Holders (the “Effective Date”).  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart hereof.  Notwithstanding the foregoing, this Agreement shall become binding on the Agent and the Consenting Senior Secured Debt Holders only upon the Company’s payment to Agent, for the account and benefit of the Lenders, of an amount equal to (a) all interest on the Loans (as defined in the Credit Agreement) that accrued at the non-default rate of interest during the period beginning June 1, 2009 and ending August 31, 2009, plus (b) all fees and expenses of Sidley and CDG due and owing as of the anticipated Effective Date (which fees and expenses shall be invoiced at least two (2) business days prior to the anticipated Effective Date) pursuant to the terms of their respective engagement letters.

10.                                 GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.  NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, UPON THE COMMENCEMENT OF THE CHAPTER 11 CASES, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  THE PARTIES WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

9

11.           Remedies. All remedies which are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party.   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

12.           Survival.  Notwithstanding (i) any sale of the Debt or Claims in accordance with Section 3(c) or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 21, 22 and 25 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Consenting Holders in accordance with the terms hereof.

13.           Headings.  The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

14.           Successors and Assigns; Severability; Several Obligations.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.  The agreements, representations and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.

15.           No Third Party Beneficiaries.  Unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

16.           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations but shall not supersede the Plan; provided, however, that the Parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Consenting Holder(s) shall continue in full force and effect.

17.           Counterparts.  The Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

18.           Consideration.  Other than as provided in the Term Sheet, it is hereby acknowledged by the Parties that, other than the agreements, covenants, representations and warranties of the Parties, as more particularly set forth herein, no payment or additional consideration shall be due or paid to any of the Consenting Holders for their agreement to vote in accordance with, and otherwise comply with the terms and conditions of, this Agreement.

19.           Notices.  All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Parties, and deemed given when delivered, if delivered by hand, or upon confirmation of transmission, if delivered by email or facsimile, during standard business hours (from 8:00 A.M. to 6:00 P.M. at the place of receipt) at the addresses and facsimile numbers set forth on Schedule I hereto.

20.           Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all means of expressing

10

agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.

21.           Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Holder to protect and preserve its rights, remedies and interests, including its Claims against the Company.  Nothing herein shall be deemed an admission of any kind.  If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

22.           Publicity.  The Company will submit to counsel for the Agent and counsel for the ad hoc noteholder group all press releases, public filings, public announcements or other communications with any news media relating to this Agreement or the transactions contemplated hereby and any amendments thereof.  The Company shall not (a) use the name of any Consenting Holder in any press release without such Consenting Holder’s prior written consent or (b) disclose to any person, other than legal, accounting and financial advisors to the Company, the principal amount or percentage of Debt held by any Consenting Holder or any of its respective subsidiaries; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Debt held by the Consenting Holders as a group.  Notwithstanding the foregoing, the Consenting Holders hereby consent to the disclosure by the Company in the Plan, the Disclosure Statement, the Approved Plan Documents and any required filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission, or as otherwise required by law or regulation, of the execution, terms and contents of this Agreement; provided that the Company shall not file a copy of any stockholders agreement acceptable to Apollo Management and Eaton Vance Management that is entered into by Apollo and Eaton Vance in connection with the Transactions (the “Stockholders’ Agreement”); provided, however, that the Disclosure Statement will contain a paragraph regarding the Stockholders’ Agreement (the form of which paragraph has been agreed upon by the Company, Apollo, and Eaton Vance) and the Company may provide a copy of the Stockholders’ Agreement (i) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (ii) to its directors, officers, employees and agents, including accountants and legal counsel and other advisors in connection with the Transactions, (iii) to the extent the Stockholders’ Agreement becomes publicly available other than as a result of a breach of this Section 22, or (iv) with the written consent of Eaton Vance and Apollo.

23.           Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Plan and consummate the Transactions.

24.           Representation by Counsel.  Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

25.           Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (a) the Company or any directors or officers of the Company, in such person’s capacity as a director or officer of the Company, to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law, (b) any Consenting Holder or representative of a Consenting Holder that is also a director or officer of the Company to take any action, or to refrain from taking any action, in such person’s capacity as a director or officer of the Company, to the extent required to comply with their fiduciary obligations under

11

applicable law, or (c) any Consenting Holder or representative of a Consenting Holder that is a member of a statutory committee established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member, to the extent required to comply with such person’s fiduciary obligations applicable under the Bankruptcy Code.

26.           Conflicts Between the Plan, the Term Sheet, the Approved Plan Documents and this Agreement.  In the event of any conflict among the terms and provisions in the Plan and the terms and provisions in the Term Sheet and this Agreement, as applicable, the terms and provisions of the Plan shall control.  In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Approved Plan Documents, the terms and provisions of the relevant Approved Plan Document, as applicable, shall control and govern. Nothing in this Section 26 shall affect, in any way, the requirements set forth herein for the amendment of the Plan, the Term Sheet, any Approved Plan Documents or this Agreement.

27.           Commitments of Revolving Lenders.  Those Consenting Senior Secured Debt Holders that hold Senior Lender Agreement Revolver Claims (as defined in the Plan) hereby commit to make the Revolving Loan Commitments as Revolving Lenders under the Amended and Restated Credit Agreement on the terms, and subject to the conditions, set forth in the Term Sheet and the Plan; provided, however, that if either the Term Sheet or the Plan is amended (in accordance with the terms hereof) and such amendment adversely affects such persons holding Senior Lender Agreement Revolver Claims, the commitment of each such person under this Section 27 shall be subject to such person’s consent to the applicable amendment.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

12

SCHEDULE I

NOTICE ADDRESSES

If to the Company:

Panolam Industries International, Inc.

20 Progress Drive

Shelton, Connecticut 06484

Attn.: Robert Muller, CEO

Facsimile:  203-225-0051

Email: rmuller@panolam.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn.: Gary Holtzer, Esq.

Facsimile: 212-310-8007

Email: gary.holtzer@weil.com

If to the Agent or Required Consenting Senior Secured Debt Holders:

Credit Suisse

Eleven Madison Avenue, 5th Floor

New York, New York 10010

Attn.: Didier Siffer, Managing Director — Recovery Management

Facsimile:  917-326-8363

Email: didier.siffer@credit-suisse.com

with a copy to:

Sidley Austin LLP

555 West Fifth Street
Los Angeles, California 90013
Attn.: Jennifer Hagle, Esq.
Facsimile:  213-896-6600

Email: jhagle@sidley.com

If to the Required Consenting Note Holders:

Apollo Capital Management

9 West 57th Street, 14th Floor

New York, New York 10019

Attn.: Jason Perri

Facsimile:  646-417-6615

Email: jperri@apollocapital.com

Eaton Vance Management

255 State Street

Boston, Massachusetts 02109

Attn.:  Tom Huggins

Facsimile:  617-482-2178

Email: thuggins@eatonvance.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn.: Lisa Beckerman, Esq.

Facsimile:  212-872-1002

Email: lbeckerman@akingump.com

If to any other Consenting Holder, at the address shown for such Consenting Holder on the applicable signature page hereto, to the attention of the person who has executed this Agreement on behalf of such Consenting Holder.

EXHIBIT A

PLAN

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

--------------------------------------------------------------------------------	x
:
In re	:	Chapter 11
:
Panolam Holdings Co., et al.,	:	Case No. 09- ( )
:
	:	(Jointly Administered)
Debtors.	:
:
--------------------------------------------------------------------------------	x

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF PANOLAM HOLDINGS CO.,
PANOLAM HOLDINGS II CO., PANOLAM INDUSTRIES INTERNATIONAL, INC.,
PANOLAM INDUSTRIES, INC., PIONEER PLASTICS CORPORATION, NEVAMAR
HOLDINGS CORP., NEVAMAR HOLDCO, LLC, AND NEVAMAR COMPANY, LLC

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
Telephone:  (212) 310-8000
Facsimile:  (212) 310-8007

- and -

RICHARDS, LAYTON & FINGER, P.A.

Attorneys for Debtors and

Debtors in Possession

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

Dated:                                 , 2009

i

(continued)

(continued)

(continued)

		Page

12.10	Schedules and Exhibits Incorporated	35
12.11	Solicitation of the Plan	35
12.12	Governing Law	35
12.13	Compliance with Tax Requirements	35
12.14	Conflict between Plan and, Disclosure Statement, Plan Documents, Plan Term Sheet and Restructuring Support Agreement	36
12.15	Notices	36

Exhibits

Plan Term Sheet	Exhibit “A”
New Intercreditor Agreement Term Sheet	Exhibit “B”
Restructuring Support Agreement	Exhibit “C”
Amended and Restated Term Notes Distribution Analysis	Exhibit “D”

Panolam Holdings Co., Panolam Holdings II Co., Panolam Industries International, Inc., Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holdings Corp., Nevamar Holdco, LLC, and Nevamar Company, LLC (collectively, the “Debtors”) propose the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of title 11 of the United States Code (the “Bankruptcy Code”):

SECTION 1.                            DEFINITIONS AND INTERPRETATION

A.                                    Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1.                              10-3/4% Indenture means that certain indenture, dated as of September 30, 2005, between Panolam, the guarantors party thereto and the Indenture Trustee, pursuant to which the Senior Subordinated Notes were issued, as amended from time to time.

1.2.                              Ad Hoc Noteholder Group means Apollo and Eaton Vance.

1.3.                              Ad Hoc Noteholder Group’s Professionals means Akin Gump Strauss Hauer & Feld LLP, Ashby & Geddes, and Blackstone Advisory Services L.P.

1.4.                              Administrative Agent  means Credit Suisse, Cayman Islands Branch, as administrative and collateral agent under the Credit Agreement.

1.5.                              Administrative Agent’s Professionals means Sidley Austin LLP, Young Conaway Stargatt & Taylor, LLP, and Conway, Del Genio, Gries & Co., LLC.

1.6.                              Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates or operating the Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, (c) any compensation for professional services rendered and reimbursement of expenses incurred by a professional retained by order of the Bankruptcy Court or otherwise allowed pursuant to section 503(b) of the Bankruptcy Code, (d) the Indenture Trustee Fee Claims, (e) all reasonable fees and expenses incurred by the Ad Hoc Noteholder Group’s Professionals, pursuant to the terms of their respective prepetition engagement letters, and (f) all reasonable fees and expenses incurred by the Administrative Agent’s Professionals, pursuant to their respective prepetition engagement letters.

1.7.                              Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.8.                              Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly Allowed hereunder.

1.9.                              Amended and Restated Credit Agreement means the Amended and Restated Credit Agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), and the holders of Senior Lender Credit Agreement Claims, and the Administrative Agent (as amended or otherwise modified from time to time in accordance with the terms thereof), which will be filed as part of the Plan Supplement and consistent with the terms set forth in the Plan Term Sheet.

1.10.                        Amended and Restated First Lien Notes means the Amended and Restated Revolver Notes and Amended and Restated Term Notes.

1.11.                        Amended and Restated Revolver Notes means those certain amended and restated revolver notes in the aggregate principal amount equal to the lesser of (i) $15 million or (ii) the sum of (a) $5.9 million, which will be drawn on the Effective Date, (b) an amount equal to Excess Cash distributed pursuant to Section 4.2(b)(i) of this Plan, and (c) approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date.  The Amended and Restated Revolver Notes will be issued by Reorganized Panolam pursuant to the Amended and Restated Credit Agreement, as further described in the Disclosure Statement section titled “Description of Amended and Restated Revolver Notes.

1.12.                        Amended and Restated Term Notes means the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims and the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims.  The Amended and Restated Term Notes will be issued by Reorganized Panolam pursuant to the Amended and Restated Credit Agreement, as further described in the Disclosure Statement section titled “Description of Amended and Restated Term Notes.”

1.13.                        Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims means those certain amended and restated term notes in the aggregate principal amount equal to the Senior Lender Credit Agreement Revolver Claims minus (a) the aggregate principal amount of the Amended and Restated Revolver Notes distributed pursuant to Section 4.2(b)(ii) of this Plan, (b) Cash distributed pursuant to 4.2(b)(iv) of this Plan, and (c) the Intercreditor Distribution Adjustment.

1.14.                        Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims means those certain amended and restated term notes in the aggregate principal amount equal to the Senior Lender Credit Agreement Term Claims minus (a) Cash distributed pursuant to Section 4.3(b)(i) of this Plan and (b) Cash distributed pursuant to 4.3(b)(iii) of this Plan.

1.15.                        Amended and Restated Security Agreement means that certain Amended and Restated Security Agreement to be dated as of the Effective Date, and which will be filed as part of the Plan Supplement.

1.16.                        Amended and Restated Term Notes Distribution Analysis means that certain illustration of hypothetical distribution amounts of Amended and Restated Term Notes attached to this Plan as Exhibit “D.”

1.17.                        Apollo means Apollo Capital Management, together with its Affiliates.

1.18.                        Bankruptcy Code has the meaning ascribed to such term in the introduction.

1.19.                        Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.20.                        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any local rules of the Bankruptcy Court.

1.21.                        Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.22.                        Cash means legal tender of the United States of America.

1.23.                        Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.24.                        Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.25.                        Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge or other encumbrance to secure the payment or performance of a Claim, which lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.26.                        Commencement Date means the date on which each of the respective Debtors commenced its Reorganization Case.

1.27.                        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.28.                        Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.29.                        Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.30.                        Credit Agreement means that certain Credit Agreement, dated as of September 30, 2005, as amended through the date hereof, by and among Holdings II, Panolam, the lenders party thereto and the Administrative Agent (as further amended or otherwise modified from time to time).

1.31.                        Credit Agreement Claim means any Claim arising under the Credit Agreement, including, for the avoidance of doubt, Senior Lender Credit Agreement Claims and Noteholder Credit Agreement Claims.

1.32.                        Debtors has the meaning ascribed to such term in the introduction.

1.33.                        Debtor Section 510(b) Claim means any Claim against any Debtor that is subordinated, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of any Debtor or any affiliate of any Debtor, for damages arising from purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.34.                        Disbursement Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a Disbursement Agent under Sections 6.6, 6.7, and 6.9 hereof.

1.35.                        Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms of the Restructuring Support Agreement, as approved by the Bankruptcy Court pursuant to section 1125 and 1126 of the Bankruptcy Code.

1.36.                        Disputed Claim means any Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made.

1.37.                        Distribution Record Date means, except with respect to any publicly traded securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.

1.38.                        Eaton Vance means Eaton Vance Management, together with its Affiliates.

1.39.                        Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Section 9 hereof have been satisfied or waived; provided, however, that such Business Day shall be no later than 30 days after entry of the Confirmation Order.

1.40.                        Emergence Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Reorganized Panolam, providing for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $1 million in the aggregate to officers and key employees of Reorganized Panolam with no more than $500,000 paid to any one individual, which bonuses will be conditioned upon the occurrence of the Effective Date and will be paid on the Effective Date.

1.41.                        Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership or membership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.42.                        Excess Cash means the Debtors’ Cash on hand in excess of $10 million (and, for the avoidance of doubt, after payment of the Debtors’ restructuring costs, including, without limitation, legal, business advisor, and success fees).(1)

(1) For the avoidance of doubt, “Excess Cash” shall include, without limitation, the amount of any tax refunds or credits (including interest thereon) with respect to or otherwise relating to any taxes of Panolam Industries, Ltd. or any Debtor for the taxable period commenced January 1, 2008 and ending on December 31, 2008 that are received prior to the Effective Date.  Any such tax refunds or credits received after the Effective Date shall be a mandatory prepayment payable promptly after receipt pursuant to the terms of the Amended and Restated Credit Agreement.

1.43.                        Excess Cash Adjustment means $15.0 million minus an amount equal to the aggregate principal amount of the Amended and Restated Revolver Notes.

1.44.                        Final Order means an order or judgment of a court of competent jurisdiction  that has been entered on the docket maintained by the clerk of such court which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to take any further appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a “Final Order.”

1.45.                        General Unsecured Claim means any Claim against any of the Debtors that (a) is not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Credit Agreement Claim, Other Secured Claim, Senior Subordinated Notes Claim, Intercompany Claim or Debtor Section 510(b) Claim, or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

1.46.                        Holdings means Panolam Holdings Co.

1.47.                        Holdings II means Panolam Holdings II Co.

1.48.                        Indenture Trustee means Wells Fargo Bank, National Association, and/or its successor, as indenture trustee under the 10-3/4% Indenture.

1.49.                        Indenture Trustee Fee Claims means the reasonable fees, costs, and expenses incurred by the Indenture Trustee in the performance of its duties and as provided under the 10-3/4% Indenture (including the reasonable fees, costs, and expenses incurred by the Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of the Effective Date); provided, that such fees, costs, and expenses are reimbursable under the terms of the 10-3/4% Indenture.

1.50.                        Intercompany Claim means any Claim held by (i) a Debtor against another Debtor or (ii) a non-Debtor subsidiary against a Debtor.

1.51.                        Intercreditor Distribution Adjustment means an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Revolver Claim less the product of (a) an amount equal to the aggregate principal amount of Amended and Restated First Lien Notes and (b) Intercreditor Adjustment Percentage.

1.52.                        Intercreditor Adjustment Percentage means the quotient of (a) an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Revolver Claim divided by (b) an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Claims.

1.53.                        Management Incentive Plan means the management equity incentive plan, which shall be substantially in the form set forth in the Plan Supplement.

1.54.                        New Board means each board of directors appointed pursuant to Section 5.2(c) of the Plan.

1.55.                        New Capital Stock means the shares of common stock of Reorganized Holdings authorized for issuance in accordance with the terms hereof on the Effective Date and contributed as a capital contribution to, and distributed on behalf of, Reorganized Panolam.

1.56.                        New Intercreditor Agreement means the intercreditor agreement, to be dated as of the Effective Date, by and among the Administrative Agent, Reorganized Panolam, the other Reorganized Debtors, and the agent and collateral agent under the New Second Lien Credit Agreement (as amended or otherwise modified from time to time in accordance with the terms thereof), which shall be consistent with the terms set forth in the Plan Term Sheet and the New Intercreditor Agreement Term Sheet, and filed as part of the Plan Supplement.

1.57.                        New Intercreditor Agreement Term Sheet means the term sheet setting forth the terms and conditions of the New Intercreditor Agreement, which is attached hereto as Exhibit “B” hereto.

1.58.                        New Second Lien Credit Agreement means the second lien credit agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), the holders of Noteholder Credit Agreement Claims, and the Second Lien Administrative Agent (as amended or otherwise modified from time to time), which will be filed as part of the Plan Supplement, and consistent with the terms set forth in the Plan Term Sheet.

1.59.                        New Second Lien Term Notes means those certain new second lien term notes in the aggregate principal amount of $25 million that will be issued by Reorganized Panolam pursuant to the New Second Lien Credit Agreement, as further described in the Disclosure Statement section titled “Description of New Second Lien Term Notes.”

1.60.                        New Warrants means those certain warrants to be issued by Reorganized Holdings to purchase New Capital Stock and exercisable only upon a change of control, as further described in the “Description of New Warrants” section in the Disclosure Statement, and substantially in the form to be included in the Plan Supplement.

1.61.                        Noteholder Credit Agreement Claims means $25 million in aggregate principal amount of the Term Loans held by Apollo and Eaton Vance plus all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus all other Obligations (as defined in the Credit Agreement), except to the extent such Obligations are otherwise provided herein to be paid or satisfied, attributable to such Claims.

1.62.                        Other Secured Claim means a Secured Claim other than a Credit Agreement Claim.

1.63.                        Panolam means Panolam Industries International, Inc.

1.64.                        Panolam Group means (i) the affiliated group of corporations, within the meaning of Section 1504 of the Tax Code, of which Holdings is the common parent, and (ii) any other group of corporations filing consolidated, combined or unitary tax returns for state and local tax purposes that includes Holdings or Holdings II, of which Panolam or any subsidiary of Panolam is also a member (other than any such group of which Panolam or any subsidiary of Panolam is the parent).

1.65.                        Panolam Subsidiary Debtors means Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holdings Corp., Nevamar Holdco, LLC, and Nevamar Company, LLC.

1.66.                        Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.67.                        Plan means this joint prepackaged plan of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Restructuring Support Agreement.

1.68.                        Plan Documents means the documents to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan on the Effective Date including, but not limited to, the form of Warrant, the Restated Bylaws, the Restated Certificate of Incorporation, the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the New Intercreditor Agreement, the New Second Lien Credit Agreement, and the Registration Rights Agreement.  Except as otherwise provided herein, the Plan Documents must be reasonably acceptable to the Consenting Holders (as defined in the Restructuring Support Agreement).  Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

1.69.                        Plan Supplement means a supplemental appendix to the Plan, to be filed with the Bankruptcy Court prior to the Confirmation Hearing, that will contain the draft forms of the Plan Documents to be entered into as of the Effective Date.

1.70.                        Plan Term Sheet means the Panolam Preliminary Restructuring Proposal Term Sheet (including the Panolam Chart of Provisions appended thereto) annexed hereto as Exhibit “A” (as amended or otherwise modified from time to time in accordance with the terms of the Restructuring Support Agreement).

1.71.                        Priority Non-Tax Claim means any Claim against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.72.                        Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.73.                        Registration Rights Agreement means the agreement between Reorganized Holdings, Apollo, Eaton Vance, and any other holder of 10% or more of the issued and outstanding shares of the New Capital Stock which shall be filed as part of the Plan Supplement and entered into on the Effective Date and shall provide for each such holder of New Capital Stock to have two separate demand rights to require Reorganized Holdings to register its New Capital Stock and for piggyback registration rights for the other initial holders of the New Capital Stock.

1.74.                        Released Parties means (a) each present and former director, officer, employee, manager, partner, and member of (i) the Debtors, (ii) the holders of the Credit Agreement Claims, (iii) the holders of the Senior Subordinated Notes Claims, (iv) the holders of Equity Interests in Holdings, (v) the Administrative Agent and its Affiliates, (vi) the Indenture Trustee and (vii) Genstar Capital LLC and The Sterling Group, L.P., in their capacity as advisors under that certain Advisory Services Agreement dated as of September 30, 2005, by and between Holdings, Genstar Capital LLC and The Sterling Group, L.P. (as amended, supplemented or otherwise modified), (b) each holder of a Credit Agreement Claim, (c)

each holder of a Senior Subordinated Notes Claim, (d) each holder of an Equity Interest in Holdings, Holdings II, Panolam, or any of the Panolam Subsidiary Debtors, (e) the Administrative Agent and its Affiliates, (f) the Indenture Trustee, and (g) each Advisor of the Debtors, the holders of Credit Agreement Claims, the holders of Senior Subordinated Notes Claims, the holders of Equity Interests in Holdings, the Administrative Agent, and the Indenture Trustee.  For purposes of this definition, “Advisors” means each financial advisor, investment banker, professional, accountant and attorney, and each of their respective employees, parent corporations, subsidiaries, affiliates and partners.

1.75.                        Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on [    ], 2009, in the United States District Court for the District of Delaware and styled In re Panolam Holdings Co., et al., 09-        (    ) (Jointly Administered).

1.76.                        Reorganized Debtors means all of the Debtors (including any successor corporation or entity by merger), as reorganized as of the Effective Date in accordance with the Plan.

1.77.                        Reorganized Holdings means either Holdings or Holdings II, as shall be determined by the Debtors prior to the Effective Date, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation by merger).

1.78.                        Reorganized Panolam means Panolam, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation by merger).

1.79.                        Required Consenting Holders has the meaning set forth for such term in the Restructuring Support Agreement.

1.80.                        Restated Bylaws means the amended and restated bylaws to be adopted by Reorganized Holdings on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.

1.81.                        Restated Certificate of Incorporation means the amended and restated certificate of incorporation to be adopted by Reorganized Holdings and filed with the Secretary of State of the State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be filed as part of Plan Supplement.

1.82.                        Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of September 25, 2009, and annexed hereto as Exhibit “C.”

1.83.                        Revolving Loan means that certain revolving credit loan memorialized through the revolving notes issued under the Credit Agreement.

1.84.                        Second Lien Administrative Agent means Apollo Laminates Agent, LLC,  as administrative and collateral agent under the New Second Lien Credit Agreement.

1.85.                        Secured Claim means a Claim to the extent (a) secured by a lien on Collateral, to the extent of the value of such Collateral (i) as set forth in the Plan, or (ii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.86.                        Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

1.87.        Senior Lenders means the lenders party to the Credit Agreement.

1.88.        Senior Lender Credit Agreement Claims means the Senior Lender Credit Agreement Revolver Claims and the Senior Lender Credit Agreement Term Claims.

1.89.        Senior Lender Credit Agreement Revolver Claim means any Claim arising out of the Revolving Loan governed by the Credit Agreement.

1.90.        Senior Lender Credit Agreement Term Claim means any Claim arising out of the Term Loan governed by the Credit Agreement other than any Noteholder Credit Agreement Claim.

1.91.        Senior Subordinated Notes means those certain 10-3/4% Senior Subordinated Notes due 2013, issued by Panolam pursuant to the 10-3/4% Indenture.

1.92.        Senior Subordinated Notes Claim means any Claim against any Debtor under or in connection with the Senior Subordinated Notes or the 10-3/4% Indenture, other than a Debtor Section 510(b) Claim.

1.93.        Shareholders Agreement means the agreement between Apollo, Eaton Vance, and Reorganized Holdings, which agreement shall be entered into on the Effective Date and which must be reasonably acceptable to Apollo and Eaton Vance.

1.94.        Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

1.95.        Term Loan means that certain term loan memorialized through term notes issued under the Credit Agreement.

B.            Interpretation, Application of Definitions and Rules of Construction.

For purposes of the Plan: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s successors and assigns; (4) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan; (5) unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement; (6) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (8) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (11) all references to docket numbers of documents filed in the Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Reorganization Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

SECTION 2.       ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

2.1          Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, or a different treatment is provided for by order of the Bankruptcy Court (including, without limitation, any order governing the use of cash collateral, which shall provide, among other things, for payment of the unpaid fees and expenses of the Administrative Agent’s Professionals and the Ad Hoc Noteholder Group’s Professionals on a monthly basis in arrears, promptly after the receipt of the applicable invoice) each holder of an Allowed Administrative Expense Claim shall receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals, or (b) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.  Indenture Trustee Fee Claims, the fees and expenses of the Ad Hoc Noteholder Group’s Professionals incurred through and not otherwise paid as of the Effective Date, and the unpaid fees and expenses of the Administrative Agent’s Professionals incurred through and not otherwise paid as of the Effective Date shall be paid in full in Cash by the Reorganized Debtors on the Effective Date without the need for Bankruptcy Court approval.

2.2          Professional Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (b) be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Allowed Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3          Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date, or (b) to the extent such Claim is not due and owing on the

Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business.

SECTION 3.       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

As set forth more fully below, the Plan is premised upon the substantive consolidation of the Debtors for purposes of the Plan only.  Accordingly, for purposes of the Plan, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity.

The following table designates the Classes of Claims against, and Equity Interests in, the Debtors, and specifies which of those Classes and Equity Interests are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2A	Senior Lender Credit Agreement Revolver Claims	Impaired	Yes
2B	Senior Lender Credit Agreement Term Claims	Impaired	Yes
3	Noteholder Credit Agreement Claims	Impaired	Yes
4	Other Secured Claims	Unimpaired	No (deemed to accept)
5	Senior Subordinated Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (deemed to accept)
7	Debtors Section 510(b) Claims	Impaired	No (deemed to reject)
8	Intercompany Claims	Unimpaired	No (deemed to accept)
9	Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors	Unimpaired	No (deemed to accept)
10	Equity Interests in Holdings	Impaired	Yes

SECTION 4.       TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1          Priority Non-Tax Claims (Class 1).

(a)           Impairment and Voting.  Class 1 is unimpaired by the Plan.  Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.

4.2          Senior Lender Credit Agreement Revolver Claims (Class 2A).

(a)           Impairment and Voting.  Class 2A is impaired by the Plan.  The Senior Lender Credit Agreement Revolver Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $30 million (which amount includes approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date), plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Revolver Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Revolver Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached hereto as Exhibit “D,” (i) an amount of Cash equal to the Intercreditor Distribution Adjustment plus its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash (the “Revolver Claim Paydown”), (ii) its pro rata share of the Amended and Restated Revolver Notes, (iii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Revolver Claims set forth in Sections 4.2(a)(ii) and 4.2(a)(iii).

4.3          Senior Lender Credit Agreement Term Claims (Class 2B).

(a)           Impairment and Voting.  Class 2B is impaired by the Plan.  The Senior Lender Credit Agreement Term Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) approximately $142.6 million, plus (ii) its pro rata share of all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) its pro rata share of all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Term Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Term Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached hereto as Exhibit “D,” (i) (a) its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash minus (b) the Excess Cash Adjustment and minus (c) an amount of Cash equal to the Intercreditor Distribution Adjustment (the “Term Claim Paydown” and, together with the Revolver Claim Paydown, the “Senior Lender Credit Agreement Claim Paydown”), (ii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims, and (iii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.3(a)(ii) and 4.3(a)(iii).

4.4          Noteholder Credit Agreement Claims (Class 3).

(a)           Impairment and Voting.  Class 3 is impaired by the Plan.  The Noteholder Credit Agreement Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person in the aggregate amount of (i) $25 million, which Allowed amount represents principal, plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement) attributable to the Noteholder Credit Agreement Claims.  Each holder of an Allowed Noteholder Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Noteholder Credit Agreement Claim shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii).

4.5          Other Secured Claims (Class 4).

(a)           Impairment and Voting.  Class 4 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Other

Secured Claims that are not due and payable on or before the Effective Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

4.6          Senior Subordinated Notes Claims (Class 5).

(a)           Impairment and Voting.  Class 5 is impaired by the Plan.  The Senior Subordinated Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $151 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Senior Subordinated Notes as of the Effective Date, plus (iii) all other Obligations (as defined in the 10-3/4% Indenture), except to the extent that claims of the Indenture Trustee under the Senior Subordinated Notes are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Senior Subordinated Notes Claim agrees to a different treatment, each holder of an Allowed Senior Subordinated Notes Claim shall exchange with Reorganized Panolam all, and not less than all, of such holder’s Senior Subordinated Notes for such holder’s pro rata share (based upon the principal amount of Senior Subordinated Notes held by such holder) of ninety percent (90%) of the sum of (i) the number of shares of New Capital Stock outstanding on the Effective Date, including New Capital Stock issued to management pursuant to the Management Incentive Plan, plus (ii) the number of shares of New Capital Stock reserved for issuance under the Management Incentive Plan.

4.7          General Unsecured Claims (Class 6).

(a)           Impairment and Voting.  Class 6 is unimpaired by the Plan.  Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.8          Debtor Section 510(b) Claims (Class 7).

(a)           Impairment and Voting.  Class 7 is impaired by the Plan.  Each holder of a Debtor Section 510(b) Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

(b)           Distributions.  On the Effective Date, all Debtor Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in this Section 4.10 shall affect or limit the rights and obligations set forth in Section 8.5 hereof.

4.9          Intercompany Claims (Class 8).

(a)           Impairment and Voting.  Class 8 is unimpaired by the Plan.  Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On or as soon as practicable after the Effective Date, all Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Debtors or adjusted, continued or capitalized (but not paid in Cash), either directly or indirectly, in whole or in part; provided, however, that the Intercompany Claims held by any foreign non-Debtor subsidiary of Panolam may be paid in full in Cash.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by equityholders of Reorganized Holdings.

4.10        Equity Interests in Holdings II, Panolam and the Panolam Subsidiary Debtors (Class 9).

(a)           Impairment and Voting.  Class 9 is unimpaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings II, Panolam or any Panolam Subsidiary Debtor is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On the Effective Date and subject to Section 5.5 of the Plan, all of the Equity Interests of the Panolam Subsidiary Debtors shall continue to be owned by Panolam or Nevamar Holding Corp., as applicable.  On the Effective Date, all of the Equity Interests of Panolam shall be cancelled and the Equity Interests of Reorganized Panolam shall be owned by Reorganized Holdings.  On the Effective Date, all of the Equity Interests in Holdings II will be cancelled, unless Holdings II is merged into Holdings.

4.11        Equity Interests in Holdings (Class 10).

(a)           Impairment and Voting.  Class 10 is impaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Equity Interests in Holdings shall be cancelled, and each holder of an Allowed Equity Interest in Holdings shall be permitted, in full satisfaction of such Equity Interest, to exchange with Holdings all of its Allowed Equity Interests in Holdings for its pro rata share of New Warrants.

SECTION 5.       MEANS FOR IMPLEMENTATION

5.1          Substantive Consolidation of Debtors for Plan Purposes Only.

The Plan is premised upon the substantive consolidation of the Debtors for purposes of the Plan only.  The Debtors propose procedural substantive consolidation to avoid the inefficiency of proposing, voting on, and making distributions in respect of entity-specific claims.  Accordingly, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Plan only, be deemed merged and (a) all assets and liabilities of the Debtors shall be treated for purposes of the Plan only as though they were merged, (b) all guarantees of Holdings II, Panolam and the Panolam Subsidiary Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and cancelled, (c) all joint obligations of two (2) or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (d) any Claim filed in the Reorganization Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated the Debtors on and after the Effective Date.  Unless otherwise set forth herein, such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Panolam Subsidiary Debtors), (ii) any intercompany claims, or (iii) the substantive rights of any creditor.  If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by-entity basis.

5.2          Corporate Action.

(a)           General.  Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the new employment agreements with existing members of management (the “Management Agreements”), (ii) selection of the directors and officers for the Reorganized Debtors, (iii) issuance of the New Capital Stock and the New Warrants by Reorganized Holdings and the contribution of such New Capital Stock to Reorganized Panolam, (iv) distribution of the Amended and Restated First Lien Notes and the New Second Lien Term Notes, (v) adoption of the Management Incentive Plan, and (vi) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall occur in accordance with the Plan and any governing agreements or transfer documents and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (u) the Shareholders Agreement, (v) the Registration Rights Agreement, (w) the Amended and Restated Credit Agreement and Amended and Restated Security Agreement, (x) the New Second Lien Credit Agreement, (y) the New Intercreditor Agreement, and (z) any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents).  The authorizations and approvals contemplated by this Section 5.2(a) shall be effective notwithstanding any requirements under non-bankruptcy law.

(b)           Restated Certificate of Incorporation and Restated Bylaws of Reorganized Holdings and the Other Reorganized Debtors.

On the Effective Date, Reorganized Holdings shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies shall also be amended (and as to the corporate Debtors, filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. On the Effective Date, the boards of directors of each corporate Reorganized Debtor shall be deemed to have adopted the restated certificate of incorporation and restated bylaws for such Reorganized Debtor.

(c)           Boards of Directors of Reorganized Holdings and the Other Reorganized Debtors.  On the Effective Date, the operation of Reorganized Holdings shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Corporation and Restated Bylaws of Reorganized Holdings.  On the Effective Date, the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors or board of managers, as applicable, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents.  The initial boards of directors of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Holdings shall consist of five directors, one of whom shall be Robert J. Muller, Chief Executive Officer of Panolam, and the remaining members shall be selected by Apollo and Eaton Vance and their identities shall be disclosed in the Plan Supplement.

(d)           Officers of Reorganized Holdings and the Other Reorganized Debtors.  The initial officers of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The selection of officers of Reorganized Holdings and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Holdings or the applicable Reorganized Debtor.

5.3          Distribution of Amended and Restated First Lien Notes and New Second Lien Term Notes.

On the Effective Date, the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement shall be executed and delivered, and Reorganized Panolam shall be authorized to distribute the Amended and Restated First Lien Notes and the New Second Lien Term Notes and Reorganized Panolam and the Reorganized Debtors shall be authorized to execute, deliver and enter into, inter alia, the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the New Second Lien Credit Agreement, and the New Intercreditor Agreement without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date (a) the Amended and Restated Revolver Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in Section 4.2(b) above, (b) the Amended and Restated Term Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in Section 4.2(b) above and to holders of Allowed Senior Lender Credit Agreement Term Claims, as set forth in Section 4.3(b) above, and (c) the New Second Lien Term Notes shall be distributed, as set forth in Section 4.4(b) above, on behalf of Reorganized Panolam to holders of Allowed Noteholder Credit Agreement Claims.  Summaries of the Amended and Restated Credit Agreement, the related security documents, and the New Second Lien Credit Agreement are contained in the Disclosure Statement and a copy of each credit agreement, any related security documents, and the New Intercreditor Agreement will be filed as part of the Plan Supplement.

The Amended and Restated Credit Agreement and Amended and Restated First Lien Notes shall be given in renewal and rearrangement of and in substitution (but not in payment) for, and shall re-evidence the Senior Lender Credit Agreement Claims, less the Senior Lender Credit Agreement Claim Paydown.  Such re-evidenced Senior Lender Credit Agreement Claims shall continue to be secured by first priority, perfected, valid and enforceable liens in the collateral pursuant to, and as set forth in the Amended and Restated Security Agreement.

5.4          Issuance of New Capital Stock and New Warrants.

The issuance of New Capital Stock and New Warrants by Reorganized Holdings shall be authorized without the need for any further corporate action.  On the Effective Date, Reorganized Holdings shall issue the New Capital Stock and the New Warrants.  Reorganized Holdings shall:

(a)           contribute 90% of the shares of New Capital Stock as a capital contribution to Reorganized Panolam to be distributed pursuant to the Plan to the holders of Allowed Senior Subordinated Notes Claims;

(b)           pursuant to the Management Incentive Plan described in section 5.9 below, distribute 5% of the shares of New Capital Stock to certain officers and key employees of the Reorganized Debtors as determined prior to the Confirmation Hearing subject to the reasonable agreement of Apollo, Eaton Vance and the Debtors (with the remaining 5% of the shares of the New Capital Stock being reserved for the Management Incentive Plan); and

(c)           distribute the New Warrants to holders of Allowed Equity Interests pursuant to Sections IV and V of the Plan.

5.5          Merger/Dissolution/Consolidation.

On or as of the Effective Date or as soon as practicable thereafter and without further need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.  The Debtors may, in their sole discretion, merge Holdings and Holdings II together, or dissolve Holdings or Holdings II (but not both).

5.6          Cancellation of Existing Securities and Agreements.

Except for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors or as otherwise provided hereunder, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, indentures and notes evidencing such Claims, (b) the Equity Interests in Holdings and Holdings II, and (c) any options or warrants to purchase Equity Interests of Holdings, Holdings II, Panolam or any of the Panolam Subsidiary Debtors, or obligating such Debtors to issue, transfer or sell Equity Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be.

5.7          Surrender of Existing Securities.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of  Senior Subordinated Notes Claims shall surrender its note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with this Section 5.7 by a holder of any note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explain its non-availability to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.  In the event that such note is held in the name of, or by a nominee of The Depository Trust Company, the Debtors shall seek the cooperation of The Depository Trust Company in facilitating distributions.

On the Effective Date, the Equity Interests in Holdings shall be deemed to have been surrendered to Holdings by each holder thereof in exchange for its pro rata share of New Warrants.

5.8          Agreements with Existing Management.

On the Effective Date, Reorganized Panolam shall either enter into new employment agreements with existing members of management who are currently subject to written employment agreements with Panolam, or assume such agreements.

5.9          Management Incentive Plan.

As of  the Effective Date, Reorganized Holdings shall establish the Management Incentive Plan, which will provide for 5% of the New Capital Stock (in addition to the 5% of New Capital Stock being issued on the Effective Date as described in section 5.4 above) to be available for issuance to the officers and key employees of the Reorganized Debtors and their affiliates as determined by the New Board of Reorganized Holdings after the Effective Date.

5.10        Emergence Bonus Plan.

On the Effective Date, Reorganized Panolam shall make any payments approved under the Emergence Bonus Plan.

5.11        Cancellation of Liens.

Except as otherwise provided in the Plan (including without limitation the continuation of the liens securing the Senior Lender Credit Agreement Claims), upon the occurrence of the Effective Date, any lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such lien, including the execution, delivery and filing or recording of such releases.

5.12        Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

5.13        Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Capital Stock will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and the Reorganized Debtors will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

5.14        Exemption From Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

SECTION 6.      DISTRIBUTIONS

6.1          Voting of Claims

Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to Articles III and IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court approving procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

6.2          Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Prepetition Equity Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief, and/or (b) amend the Plan in accordance with Section 12.6 hereof.

6.3          Distribution Record Date.

Except with respect to any publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  The Debtors or the Reorganized Debtors, as applicable, shall have no obligation to recognize any transfer of the Claims occurring on or after the Distribution Record Date.  The Debtors, the Reorganized Debtors or any party responsible for making distributions pursuant to this Section 6 shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

6.4          Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is reasonable practicable.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5          Sources of Cash for Distributions.

Except as otherwise provided herein or in the Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand.

6.6          Disbursement Agent.

Unless otherwise specified herein, all distributions under this Plan shall be made by Reorganized Panolam as Disbursement Agent or such other entity designated by Reorganized Panolam as a Disbursement Agent on the Effective Date.  No Disbursement Agent hereunder, including, without limitation, the Administrative Agent, shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.7          Rights and Powers of Disbursement Agent.

Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions hereof.

6.8          Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.9          Delivery of Distributions.

(a)           Last Known Address.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(b)           Distributions by Administrative Agent.  The Administrative Agent shall be the Disbursement Agent for the Allowed Senior Lender Credit Agreement Claims.  Distributions under the Plan to holders of such Allowed Senior Lender Credit Agreement Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to the holders of such Allowed Claims.  The Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Sections 4.2(b) and 4.3(b) of the Plan to the Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(c)           Distributions by the Second Lien Administrative Agent.  The Second Lien Administrative Agent shall be the Disbursement Agent for the Allowed Noteholder Credit Agreement Claims.  Distributions under the Plan to holders of Allowed Noteholder Credit Agreement Claims shall be made by the Reorganized Debtors to the Second Lien Administrative Agent which, in turn, shall make the distributions to the holders of such Allowed Noteholder Credit Agreement Claims.  The Second Lien Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of any distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Section 4.4(b) of the Plan to the Second Lien Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(d)           Distributions by Indenture Trustee.  The Indenture Trustee shall be the Disbursement Agent for the Allowed Senior Subordinated Notes Claims.  Distributions under the Plan to holders of Allowed Senior Subordinated Notes Claims shall be made by Reorganized Panolam to, or at the direction of, the Indenture Trustee, which, in turn, shall make or direct the distributions to the holders of such Allowed Claims and, upon completion thereof, shall be discharged from all of their obligations associated with the Senior Subordinated Notes.  Upon delivery of the distribution set forth in Section 4.6(b) of the Plan to, or at the direction of, the Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.  The Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  The 10 3/4% Indenture and Senior Subordinated Notes shall be cancelled as of the Effective Date; provided, however, that the provisions of the 10 3/4% Indenture and the Senior Subordinated Notes relating to the following matters shall continue in effect: (i) the Indenture Trustee’s rights and obligations relating to the Allowed Senior Subordinated Notes Claims and the holders of the Senior Subordinated Notes, including the right to make distributions to the holders of the Senior Subordinated Notes and to perform such other necessary functions with respect thereto and any right to appear and be heard in the Reorganization Cases and any related appeals, (ii) any and all rights of the Indenture Trustee vis-à-vis the holders of the Senior Subordinated Notes, including any charging lien rights against distributions, all as set forth in the Indenture, and (iii) any right to indemnification, contribution or other claim that the Indenture Trustee may have under the 10 3/4% Indenture.

6.10        Manner of Payment Under Plan.

(a)           All distributions of Amended and Restated First Lien Notes or New Second Lien Term Notes to the holders of Claims under the Plan shall be made by, or at the direction of, the applicable Disbursement Agent on behalf of Reorganized Panolam.

(b)           All distributions of New Capital Stock to the holders of Claims under the Plan shall be made by the Disbursement Agent on behalf of Reorganized Panolam.

(c)           All distributions of New Warrants to the holders of Equity Interests in Holdings shall be made by the Disbursement Agent on behalf of Reorganized Holdings.

(d)           All distributions of Cash under the Plan shall be made by the applicable Disbursement Agent on behalf of the applicable Debtor.

(e)           All distributions of New Capital Stock to certain officers and key employees made on account of the Management Incentive Plan shall be made by Reorganized Holdings.

(f)            At the option of the applicable Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.11        No Fractional Shares of New Capital Stock or New Warrants.

No fractional shares of New Capital Stock or New Warrants shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Capital Stock or New Warrants that is not a whole number, the actual distribution of shares of New Capital Stock or New Warrants shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Capital Stock or New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

6.12        Setoffs and Recoupment.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

6.13        Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.14        Cash Distributions.

No payment of Cash of less than $100 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the appropriate Disbursement Agent.

6.15        Allocation of Distributions Between Principal and Interest.

In the case of distributions with respect to any Senior Subordinated Note Claim pursuant to this Plan, the fair market value of any New Capital Stock received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

6.16        No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

SECTION 7.      PROCEDURES FOR DISPUTED CLAIMS

7.1          Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  Except insofar as a Claim is Allowed pursuant to the Plan, the Debtors may dispute Claims, and if the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganizations Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Reorganization Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

7.2          Objections to Claims.

Except insofar as a Claim is Allowed under the Plan and notwithstanding section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims, if necessary.

7.3          Estimation of Claims.

The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4          No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of an Administrative Expense Claim or a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of Claim unless and until such Disputed Claim becomes an Allowed Claim.  To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed, and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same Class.

7.5          Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

7.6          Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

SECTION 8.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1          Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

8.2          Cure of Defaults.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof or as soon as practicable thereafter.  If there is a dispute regarding (a) the nature or amount of any cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.3          Rejection Claims.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their estates, and their property.

8.4          Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their certificates of incorporation and bylaws or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Commencement Date, shall not be discharged or impaired by confirmation of the Plan.  Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.5          Survival of Other Employment Arrangements.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans (other than the existing employment agreements to be replaced by any of the Management Agreements or the existing incentive plans to be replaced by the Management Incentive Plan) entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan.  The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

8.6          Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall re-vest in the Reorganized Debtors.

SECTION 9.      CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1          Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

(a)           Confirmation Order.  The Confirmation Order in form and substance reasonably acceptable to the Required Consenting Holders shall have been entered and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b)           Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the Plan, including all documents comprising the Plan Supplement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(c)           Regulatory Approvals.  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order.

(d)           Consents.  All authorizations, consents and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

(e)           Corporate Formalities.  The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(f)            Minimum Excess Cash.  The Debtors shall have Excess Cash of at least $17 million.

(g)           Other Acts.  Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

9.2          Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 hereof may be waived, in whole or in part, by the Debtors (with the prior consent of the Administrative Agent and the Required Consenting Holders) in writing without notice or order of the Bankruptcy Court.

9.3          Effect of Failure of Conditions.

If the conditions specified in Section 9.1 hereof have not been satisfied or waived in the manner provided in Section 9.2 hereof by the date that is thirty (30) days after the Confirmation Date, then:  (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (e) the Plan shall be deemed withdrawn.

SECTION 10.    EFFECT OF CONFIRMATION

10.1        Vesting of Assets.

On the Effective Date, except as otherwise provided in the Plan (including, without limitation, the continuation of the liens of the Senior Lenders in accordance with, and as evidenced by, the Amended and Restated Security Agreement), pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

10.2        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

10.3        Discharge of the Debtors.

Except to the extent otherwise provided in the Plan (including, without limitation, the re-evidencing of the Senior Lender Credit Agreement Claims (less the Senior Lender Credit Agreement Claim Paydown) by the Amended and Restated Credit Agreement and Amended and Restated First Lien Notes), the treatment of all Claims against or Equity Interests in the Debtors under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estate or properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all Persons shall be precluded from asserting against the Debtors, or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

10.4        Exculpation.

Notwithstanding anything provided herein, as of the Effective Date, none of the Released Parties shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Reorganization Cases, the Plan, or any contract, instrument, indenture, or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

10.5        Term of Injunctions or Stays.

(a)           Except as otherwise expressly provided herein, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 10.7 of the Plan.

(b)           Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.6        Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.7        Releases.

(a)           Releases by Debtors.  Except for the right to enforce the Plan, each Debtor shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

(b)           Releases by Holders of Claims.  Except for the right to enforce the Plan, each Person who votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

10.8        Waiver of Certain Claims.

Any and all Claims asserted or otherwise existing against Holdings by the holders of Equity Interests in Holdings for management fees or otherwise (including rejection damages arising out of the rejection of any agreement among such parties) shall be waived, extinguished and/or disallowed in their entirety.

10.9        Preservation of Claims.

Except as otherwise provided in the Plan, including Section 10.6 and Section 10.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise, accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such causes of action for the benefit of the estates of the Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without approval of the Bankruptcy Court.

10.10      Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

10.11      Plan Supplement.

A draft form of the Plan Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the

Bankruptcy Court ten days prior to the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

SECTION 11.    RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases and the Plan for, among other things, the following purposes:

(a)           To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

(b)           To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date.

(c)           To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

(d)           To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(e)           To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

(f)            To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and Equity Interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part.

(g)           To consider any amendments to or modifications of the Plan, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(h)           To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

(i)            To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

(j)            To issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation.

(k)           To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(l)            To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code).

(m)          To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 10.3 of the Plan.

(n)           To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 10.4 of the Plan.

(o)           To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(p)           To enter a final decree closing the Reorganization Cases.

(q)           To recover all assets of the Debtors and property of the Debtors’ estates, wherever located.

SECTION 12.    MISCELLANEOUS PROVISIONS

12.1        Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.  Notwithstanding Section 5.1 above, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

12.2        Payment of Indenture Trustee Fees.

The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plan or the implementation of any provisions of the Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals) in the ordinary course upon presentation of invoices by the Indenture Trustee and without the need for approval by the Bankruptcy Court.

12.3        Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Reorganization Cases shall dissolve on the Effective Date.  Provided that all such fees and expenses payable as of the Effective Date have been paid in full, the Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the Administrative Agent’s Professionals, the Ad Hoc Noteholder Group’s Professionals, and the professionals retained by any statutory committees, unless such fees and expenses are payable under the terms of the Amended and Restated Credit Agreement or the Second Lien Credit Agreement.

12.4        Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.5        Determination of Tax Filings and Taxes.

(a)           For all taxable periods ending on or prior to, or including, the Effective Date, Panolam shall prepare and file (or cause to be prepared and filed) on behalf of the Panolam Group, all group tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) required to be filed or that Panolam otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds.  If requested by Panolam, Holdings shall promptly execute or cause to be executed and filed any Group Tax Returns of the Panolam Group submitted by Panolam to Holdings for execution or filing.  Neither Holdings nor Holdings II shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the preceding sentence without Panolam’s written consent.

(b)           Holdings, Holdings II, and Panolam shall cooperate fully with each other regarding the implementation of this Section 12.5 of the Plan (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Section 12.5 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes.  Without limiting the generality of the foregoing, Holdings shall execute on or prior to the Effective Date a power of attorney authorizing Panolam to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 12.5(a).

(c)           The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

(d)           If Holdings or Holdings II receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Panolam Group (by operation of law or by reason of this Agreement), it shall so notify Panolam in writing within ten (10) business days thereafter.  Panolam shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Panolam Group.  With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Panolam Group, Panolam may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to Holdings or Holdings II.

(e)           If Holdings or Holdings II is dissolved or merged out of existence in a manner that terminates the Panolam Group for applicable tax purposes, Holdings or Holdings II (as applicable) shall designate Panolam as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Panolam Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-28 I.R.B. 99 (July 15, 2002), in either case, as amended or supplemented, and any comparable provision under state and local law, with respect to all taxable periods ending on or before, or including, the Effective Date.

(f)            Panolam shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Panolam Group, including for any taxable period ending on or prior to, or including, the Effective Date.  Within five (5) business days after receipt of any such refunds or credits, Holdings or Holdings II (as applicable) shall notify Panolam thereof and shall transfer any refunds to Panolam by wire transfer or otherwise in accordance with written instructions provided by Panolam.  Any such tax refunds and credits for fiscal year 2008, in addition to tax refunds and credits of Panolam Industries Ltd. for the same period that are received prior to the Effective Date shall be subject to the distribution of Excess Cash pursuant to Sections 4.2(b) and 4.3(b).

12.6        Amendments.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors (with the prior written consent of the Required Consenting Holders and so long as such alteration, amendment or modification is on identical economic terms, and otherwise in all material respects on the terms, as set forth in the Plan Term Sheet) at any time prior to or after the Confirmation Date, but prior to the Effective Date.  Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification complies with the requirements of this Section 12.6 and does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan because such Claims were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

12.7        Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.8        Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in further proceedings involving the Debtors.

12.9        Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of the Administrative Agent and the Required Consenting Holders), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.10      Schedules and Exhibits Incorporated.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

12.11      Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors, the members of the Ad Hoc Noteholder Group, the Administrative Agent, the Senior Lenders, the Indenture Trustee, and holders of Allowed Senior Subordinated Notes Claims, and each of their respective directors, officers, employees, Affiliates, agents, members, managers, partners, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

12.12      Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.13      Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Person issuing any instruments or making any distribution under the Plan, including any Person described in Sections 5.3 and 5.4 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any Person issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing Person for payment of any such tax obligations.

12.14      Conflict between Plan and, Disclosure Statement, Plan Documents, Plan Term Sheet and Restructuring Support Agreement

(a)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, the terms and provisions of the Plan shall control and govern.

(b)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Plan Documents, the terms and provisions of the relevant Plan Document, as applicable, shall control and govern.

(c)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Plan Term Sheet and Restructuring Support Agreement, the terms and provisions of the Plan shall control and govern.

12.15      Notices.

All notices, requests, and demands to or upon the Debtors, Senior Lenders, Administrative Agent, Apollo or Eaton Vance to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)           if to the Debtors, to:

20 Progress Drive

Shelton, Connecticut 06484

Attn:  Jeff Muller, Counsel

Telephone:  (203) 925-1556

Facsimile:  (203) 225-0051

jeffrey_muller@panolam.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attn:  Gary T. Holtzer, Esq.

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

gary.holtzer@weil.com

- and –

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn:  Stephen A. Youngman, Esq.

Telephone:  (214) 746-7700

Facsimile:  (214) 746-7777

stephen.youngman@weil.com

(b)           if to the Administrative Agent, to:

Credit Suisse

Eleven Madison Avenue, 5th Floor

New York, New York  10010

Attn:  Didier Siffer, Managing Director – Global Recovery Management

Telephone:  (212) 325-7418

Facsimile:  (917) 326-8363

didier.siffer@credit-suisse.com

with a copy to:

Sidley Austin LLP

555 West 5th Street

Los Angeles, California 90013

Attn:  Jennifer C. Hagle, Esq.

Telephone: (213) 896-6000

Facsimile:  (213) 896-6600

jhagle@sidley.com

(c)           if to Apollo and Eaton Vance, to:

Apollo Capital Management

9 West 57th Street, 14th Floor

New York, New York 10019

Attn.: Jason Perri

Facsimile:  (646) 417-6615

jperri@apollocapital.com

Eaton Vance Management

225 State Street

Boston, Massachusetts 02109

Attn: Tom Huggins

Facsimile:  (617) 482-2178

thuggins@eatonvance.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn.: Lisa Beckerman, Esq.

Telephone:  (212) 872-8012

Facsimile:  (212) 872-1002

lbeckerman@akingump.com

[Remainder of Page Intentionally Left Blank]

Dated:  [   ], 2009

Respectfully submitted,

Panolam Holdings Co.

Panolam Holdings II Co.

Panolam Industries International, Inc.

Panolam Industries, Inc.,

Pioneer Plastics Corporation

Nevamar Holdings Corp.

Nevamar Holdco, LLC

Nevamar Company, LLC

By:
Robert J. Muller, Jr.
Chairman, President and Chief Executive Officer

EXHIBITS AND SCHEDULES

TO THE DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF PANOLAM HOLDINGS CO.,

PANOLAM HOLDINGS II CO., PANOLAM INDUSTRIES INTERNATIONAL, INC.,

PANOLAM INDUSTRIES, INC., PIONEER PLASTICS CORPORATION, NEVAMAR

HOLDINGS CORP., NEVAMAR HOLDCO, LLC, AND NEVAMAR COMPANY, LLC

EXHIBIT “A”

PLAN TERM SHEET

EXHIBIT “B”

NEW INTERCREDITOR AGREEMENT TERM SHEET

EXHIBIT “C”

RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT “D”

AMENDED AND RESTATED TERM NOTES DISTRIBUTION ANALYSIS

EXHIBIT D

ILLUSTRATIVE CALCULATION OF CERTAIN DEFINED TERMS

1.11 Amended and Restated Revolver Notes

Amended and Restated Revolver Notes drawn pursuant to Section 1.11(ii)(a)	$5,900,000
Amended and Restated Revolver Notes outstanding as L/Cs pursuant to Section 1.11(ii)(c)	4,072,000
Total drawn Amended and Restated Revolver Notes and outstanding L/Cs	$9,972,000

Plus:
Excess Cash(1)	$22,154,000
Pro rata share pursuant to Section 4.2(b)(i)	17.383%
Excess Cash distributed pursuant to Section 4.2(b)(i)	$3,850,939

Amended and Restated Revolver Notes (2)	$13,822,939

1.52 Intercreditor Adjustment Percentage

Senior Lender Credit Agreement Revolver Claim	$30,000,000
Divided By: Senior Lender Credit Agreement Claims	172,586,498

Intercreditor Distribution Adjustment	17.383%

1.51 Intercreditor Distribution Adjustment

Senior Lender Credit Agreement Revolver Claims	$30,000,000
Less:
Amended and Restated First Lien Notes	$155,460,498
Intercreditor Adjustment Percentage	17.383%
Sub-total	$27,023,058

Intercreditor Distribution Adjustment	$2,976,942

1.13 Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Revolver Claims

Senior Lender Credit Agreement Revolver Claims	$30,000,000
Less: Amended and Restated Revolver Notes(2)	(13,822,939)
Less: Intercreditor Distribution Adjustment	(2,976,942)

Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Revolver Claims	$13,200,119

1.14 Amended and Restated Term Notes Distrib. To Sr. Lender Agmt. Term Claims

Claims arising out of the Term Loan governed by the Credit Agreement	$167,586,498
Less: Noteholder Credit Agreement Claim	(25,000,000)
Senior Lender Credit Agreement Term Claim	$142,586,498

Less:
Excess Cash(1)	$22,154,000
Pro rata share pursuant to Section 4.3(b)(i)	82.617%
Sub-total	$18,303,061
Less: Excess Cash Adjustment(3)	(1,177,061)
Less: Cash Equal to the Intercreditor Distribution Adjustment	(2,976,942)
Cash distributed pursuant to Section 4.3(b)(i)	$14,149,058

Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Term Claims	$128,437,440

1.10 Amended and Restated First Lien Notes

Amended and Restated Revolver Notes(2)	$13,822,939
Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Revolver Claims	13,200,119
Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Term Claims	128,437,440

Amended and Restated First Lien Notes	$155,460,498

1.43 Excess Cash Adjustment

New Revolving Loan pursuant to the Plan Term Sheet	$15,000,000
Less: Amended and Restated Revolver Notes(2)	(13,822,939)

Excess Cash Adjustment(3)	$1,177,061

ILLUSTRATIVE SUMMARY DISTRIBUTIONS

4.2 Treatment of Senior Lender Credit Agreement Revolver Claim

Amended and Restated Revolver Notes(2)	$13,822,939	46.1%
Excess Cash distributed pursuant to Section 4.2(b)(i)	3,850,939	12.8%
Cash Equal to the Intercreditor Distribution Adjustment	2,976,942	9.9%
Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Revolver Claim	13,200,119	44.0%
Total Distributions	$33,850,939
Less: Amended and Restated Revolver Notes available pursuant to Section 1.11(ii)(b)	(3,850,939)	(12.8)%
Total For Purposes of Recovery	$30,000,000	100.0%
Senior Lender Credit Agreement Revolver Claim	$30,000,000
% Recovery	100.0%

4.3 Treatment of Senior Lender Credit Agreement Term Claim

Amended and Restated Term Notes Distrib. to Sr. Lender Agmt. Term Claim	$128,437,440	90.1%
Cash distributed pursuant to Section 4.3(b)(i)	14,149,058	9.9%
Total Distributions	$142,586,498	100.0%
Senior Lender Credit Agreement Term Claim	$142,586,498
% Recovery	100.0%

Note: All calculations and estimated distributions are based upon estimated claim, L/C, and cash balances as of the Effective Date.  Calculations and estimated distributions are for illustrative purposes only and do not represent a forecast of, or the actual, amounts that will be distributed at the Effective Date.

(1)

The amount of the Excess Cash available for pay down is subject to change. Pursuant to Section 9.1(f) of the Plan, the Debtors shall have Excess Cash of at least $17,000,000 as a condition precedent to the Effective Date.

(2)

The Amended and Restated Revolving Notes commitment may be less than $15,000,000 and, in that event, the Excess Cash Adjustment would be retained by the Reorganized Debtors to offset the lower revolving commitment.

(3)

The Excess Cash Adjustment shall increase Reorganized Panolam’s minimum cash-on-hand from $10,000,000, such that, in the illustrative example above, minimum cash-on-hand would be $11,177,061. Total initial liquidity is projected to be $15,028,000, in the illustrative example above, this amount is comprised of $11,177,061 cash-on-hand and $3,850,939 available under the Amended and Restated Revolver Notes.

EXHIBIT B

TERM SHEET

Panolam Industries International, Inc.

PRELIMINARY RESTRUCTURING PROPOSAL

TERM SHEET

July 23, 2009

This term sheet describes the material terms of a preliminary restructuring proposal (the “Proposal”) of Panolam Holdings II, Co. (“Holdings”), Panolam Industries International, Inc. (“Panolam” or “Borrower”) and Panolam’s domestic wholly-owned subsidiaries (“Domestic Subsidiaries” and collectively with Holdings and Panolam, the “Company”).  The Proposal embodies and is premised on a comprehensive compromise and settlement between the Company and certain of its equity and debt constituencies.  The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents and the information contained herein is strictly confidential.  This term sheet does not constitute an offer of securities and is being presented for discussion and settlement purposes only.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

I.                                         Parties

Borrower	Panolam Industries International, Inc.

Guarantors	Holdings and the Domestic Subsidiaries.

Senior Lenders

Holders of claims (collectively, the “Senior Lenders”) arising under that certain Credit Agreement, dated as of September 30, 2005, by and among Holdings, Panolam, the lenders party thereto, and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent (as amended or otherwise modified from time to time, the “Credit Agreement”).

The “Senior Secured Debt” consists of (i) revolving credit loans in the aggregate outstanding principal amount of $25.9 million plus all accrued and unpaid interest thereon (the “Revolving Loan”), (ii) a tranche B term loan in the aggregate principal amount of $167.6 million plus all accrued and unpaid interest thereon (the “Term Loan”), and (iii) obligations under any outstanding letters of credit issued under the Credit Agreement (in an amount of approximately $4.1 million).

Noteholders

Holders of claims (collectively, the “Noteholders”) arising under that certain Indenture, dated as of September 30, 2005, among Panolam, as Issuer, the guarantors party thereto and Wells Fargo Bank, National Association (the “Trustee”), as trustee (as amended or otherwise modified from time to time, the “Indenture”).

Equity Holders

Sterling Group Partners II, L.P. and Genstar Capital Partners IV, L.P. and certain of their respective affiliates and other persons holding capital stock of the parent of Holdings (“Current Equityholders”).

II.                                     The Preliminary Proposed Restructuring

The Company will restructure its debt and equity interests pursuant to the Restructuring as described below.  Unless otherwise indicated, all transactions will take place on the date the Restructuring becomes effective (the “Effective Date”).

Treatment of Senior Secured Debt (other than Cross-over Senior Lenders)

The Senior Secured Debt other than $25.0 million held by cross-over Senior Lenders will be satisfied with a package of cash paydown and new 1st Lien Loan (as described below).  In full satisfaction of their Senior Secured Debt, the non-cross-over Senior Lenders will receive the following on the Effective Date:

Paydown & Fee

Cash on hand in excess of $10 million, on a pro forma basis, estimated as set forth on Exhibit A attached hereto, which paydown will be applied pro rata as between the Revolving Loan and the Term Loan.  A restructuring fee of $1.0 million shall be payable to the non-cross-over Senior Lenders.

New Revolving Loan	L/C Facility and Revolver Facility in the total aggregate amount of $15 million with availability as set forth below (“New Revolving Loan”).

• Agent. Credit Suisse, Cayman Islands Branch (“CS”) will be the administrative agent. Agent fees shall be as discussed below.

• Maximum Availability under L/C Facility. Cap of $5 million.

• Maximum Borrowings under Revolver Facility. Cap of $10 million.

• Maturity. June 30, 2013.

•                  Interest Rate.  Eurodollar Rate Loan, bearing cash-pay interest at the sum of Eurodollar Rate plus 6.00%, with a Eurodollar Rate floor of 2.5%, payable quarterly.  Default rate of 2.00% above the rate otherwise applicable to the New Revolving Loan and then-outstanding L/Cs, which rate would be applicable upon any Event of Default and payable on the then outstanding principal amount.

• Collateral and Covenants. Consistent with the 1st Lien Term Loan (described below).

• Guarantees. Consistent with the 1st Lien Term Loan.

• Unused Commitment Fee. 1%.

• Voluntary prepayments. Voluntary prepayments of the New Revolving Loan would not reduce the commitment.

1st Lien Loan

A first lien term loan in the aggregate principal amount of $140.5(2) million (the “1st Lien Term Loan” and together with the New Revolving Loan, the “1st Lien Loan”), the material terms of which are as set forth below.

(2) Total new senior cash pay debt as of the Effective Date will equal $146.4 million ($140.5 million of 1st Lien Loan and $5.9 drawn under the New Revolving Loan).

2

•                  Agent.  CS will be the administrative agent under the 1st Lien Loan.  A one-time restructuring fee equal to $500,000 will be payable upon consummation of the restructuring. An annual agency fee equal to $75,000 for the 1st Lien Loan shall be payable to the Agent on a quarterly basis.

•                  Maturity.  December 31, 2013.

•                  Amortization.  None in 2009 and the first two quarters of 2010.  $500,000 per six months (with the first payment due December 31, 2010 for the six month period then ended).

•                  Interest Rate.  Eurodollar Rate Loan, bearing cash-pay interest at the sum of the Eurodollar Rate plus 6.00%, with a Eurodollar Rate floor of 2.5%, payable quarterly.  Default rate of 2.00% above the rate otherwise applicable to the 1st Lien Loan, which rate would be applicable upon any Event of Default and payable on the then outstanding principal amount.

•                  Guarantees.  The 1st Lien Loan will be fully and unconditionally guaranteed on a joint and several basis by each of the Domestic Subsidiaries and Holdings.

•                  Collateral.  Substantially similar to the Credit Agreement, plus cash, cash equivalents, deposit accounts and securities accounts, with exceptions for payroll accounts, employee benefits accounts, and other accounts containing Trust Funds (with a provision for the release of Trust Funds in each case), all under terms to be set forth in the definitive documentation.

For purposes of this Term Sheet, “Trust Funds” shall mean all funds held by the Company as a fiduciary, all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes), other funds and taxes for which the Company or its directors, officers or employees may have criminal or personal liability, and accrued and unpaid employee compensation.

•                  Financial Covenants.  Minimum Cash Interest Coverage Ratio and Maximum 1st Lien Leverage Ratio will be set based on a 20% cushion to management’s long-term business plan (the “Plan”).  First financial covenant test will occur at the end of the second fiscal quarter of 2010.  Maximum Consolidated Capital Expenditures covenant will be revised based on a 10% cushion to the Plan.  Definitions used in the financial covenants shall be acceptable to the Senior Lenders and the Company.(3)

•                  Voluntary prepayments.  Voluntary prepayments of the 1st Lien Loan permitted at any time without premium or penalty.  All voluntary prepayments to be applied as directed by Borrower.

•                  Additional/Modified Covenants.

•                  Negative Covenants.  No general basket for restricted payments.  Equity issuances (other than in connection with the Equity Cure

(3) Note that the EBITDA add-back for restructuring charges would not be unlimited.

3

Rights described below) permitted so long as they are not consummated during the two weeks prior to the end of each fiscal quarter and (ii) proceeds are applied to reduce the 1st Lien Loan in accordance with the mandatory prepayments discussed below.  Limited baskets for additional indebtedness, liens, investments, contingent liabilities, asset sales and acquisitions to be negotiated.

•                  Management Fees.  No cash-pay fees payable to equity holders or their respective Affiliates of the type described in Section 7.9(x) of the Credit Agreement (including, without limitation, board fees for directors employed by Apollo and Eaton Vance or any of their respective Affiliates).

•                  Reporting.  Borrower to provide consolidated financial reporting on a quarterly basis and (for so long as the 1st Lien Loan leverage ratio is greater than 4.0x) on a monthly basis, in both cases including year-to-date reporting and a comparison to budget and to schedule a telephone conference with the 1st Lien Loan lenders quarterly.  Annual audited financials to be provided.  Company’s preliminary budget for each fiscal year shall be delivered 30 days prior to the end of prior fiscal year and a final budget delivered 60 days after the beginning of the applicable fiscal year.

•                  Equity Cure Rights.  Exercisable no more than three times in total (and no more than twice in any four consecutive quarters), limited to an aggregate maximum cap of $15 million (with a per cure limit of the amount necessary to cure the applicable default), and proceeds to be applied as a mandatory prepayment of 1st Lien Loan.

•                  Other.  Moody’s and S&P ratings to be obtained and maintained until the 1st Lien Loan is paid in full.

•                  Mandatory prepayments.  Mandatory prepayments required in circumstances substantially similar to the Credit Agreement (including full reinvestment rights with respect to Net Asset Sale Proceeds for Asset Sales within the $5M basket), in all cases to be applied to reduce, on a pro rata basis, the 1st Lien Loan.  Notwithstanding the foregoing, prepayments in respect of (i) equity issuances in respect of Equity Cure Rights,(4) (ii) US and Canadian tax refunds for fiscal year 2008 (the “Unrecognized Tax Benefit”)(5) to the extent received after 12/31/09, and (iii) asset sales and change of control transactions to be set, in each case, at 100% of the proceeds (subject to the Net Asset Sale Proceeds reinvestment right discussed above).

•                  Excess Cash Sweep & Anti-hoarding.  Commencing FYE 2010, annual excess cash flow sweep, with calculation mechanism TBD, applied to reduce amounts outstanding under the 1st Lien Loan based

(4) Prepayments of the proceeds of equity issuances (other than in respect of Equity Cure Rights) set at 50% if secured debt leverage ratio exceeds 2.75x, 25% if between 2.75x and 1.75x and 0% if less than 1.75x.

(5) The amounts of which are approximately US$1.8M and Canadian$3.2M, and are expected to be refunded to the Company prior to 12/31/09.

4

	on the following grid:

	1st Lien Leverage Ratio	Cash Flow Sweep Percentage

	Greater than 5.0x	100%
	5.0x – 4.0x	75%
	Lower than 4.0x	50%

•                  Anti-hoarding.  A one-time sweep of the cash (including any portion of the Unrecognized Tax Benefit received on or prior to 12/31/09) on the Company’s balance sheet (as of 12/31/09) in excess of $20 million in liquidity (cash plus availability under the New Revolving Loan) applied to reduce amounts outstanding under the 1st Lien Loan.

•                  Voting.  Releases of Liens with respect to all or substantially all of the Collateral and releases of Holdings from its guaranty or all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty will require 95% lender consent.

•                  Eligible Assignees.  The New Equityholders (defined below) will be Eligible Assignees.

Treatment of Senior Secured Debt held by Cross-over Senior Lenders

In full satisfaction of $25.0 million of their Senior Secured Debt, on the Effective Date, cross-over Senior Lenders will receive a 2nd lien promissory note in the aggregate principal amount of $25.0 million (the “2nd Lien Note”), the material terms of which are as set forth below.

•                  Agent.  TBD.

•                  Maturity.  June 30, 2014 (the “2nd Lien Note Maturity Date”).

•                  Payment of Principal. On the 2nd Lien Note Maturity Date.

•                  Amortization.  None.

•                  Interest Payment.  Cash interest at 2.0% plus 10% PIK interest or, at the Company’s option, but only if at the time of payment the 1st Lien Loan leverage ratio is less than 4.0x and the Company’s liquidity (cash plus availability under the New Revolving Loan) is greater than $7.5 million (both leverage and minimum liquidity to be calculated after giving effect to the payment of 2nd Lien Note cash interest), cash interest at 10.0%.  Any cash pay interest shall be payable quarterly.

•                  Guarantees.  The 2nd Lien Loans will be fully guaranteed on a joint and several basis by each of the Domestic Subsidiaries and Holdings.

•                  Collateral.  The 2nd Lien Note will be secured by liens junior to the liens of the 1st Lien Loan lenders on all of the Collateral.  There will be an intercreditor agreement which provides for lien subordination and for the payment subordination described in the terms of the 1st Lien Loans set forth herein and includes 120 day standstill, turn-over obligations and any other restrictions on 2nd Lien Note holders’ rights which are mutually agreed upon.  The terms of the intercreditor agreement will be negotiated by CS, Eaton Vance and

5

Apollo.

•                  Covenants.  Same as 1st Lien Loan, with an additional 10% cushion.

•                  Prepayments.  None unless and until the 1st Lien Loan is paid in full.

•                  Fee.  Restructuring fee payable to the 2nd Lien Note holders of $2.0 million.

•                  Cross Default/Acceleration. (6)  The 2nd Lien Loans will have a cross-default with respect to a payment Event of Default under the 1st Lien Loans and a cross-acceleration if the 1st Lien Loans are accelerated or the 1st Lien Loan lenders sweep cash or terminate the New Revolving Loan commitment.

Senior Notes

In full satisfaction of the Noteholders’ debt and in exchange for their notes issued under the Indenture, on the Effective Date, the Noteholders will be issued on a pro rata basis all of the equity interests in Holdings as reorganized (“Reorganized Holdings”) less such amounts to be distributed to the Current Equityholders (as described below) and pursuant to a management incentive plan (as described below), and all such Noteholder claims will be expunged (the Noteholders’ receiving such equity interests, the “New Equityholders”).

Treatment of Current Equityholders’ Interests

In full satisfaction of the Current Equityholders’ interests, the Current Equityholders will exchange all of their current equity interests for penny warrants for 2.5% of the equity of Reorganized Holdings exercisable only upon a change of control, and all such claims of the Current Equityholders will be expunged.

Trade and other General Unsecured Claims	All trade and general unsecured claims will remain current and unimpaired.

III.                                 Other Material Terms

Management Incentive Plan	Market-based incentive plan to be determined.

Governance

The initial board of directors of Reorganized Holdings after the Effective Date will consist of 5 members; one member of which will be Robert Muller, the Chairman and CEO of Panolam, and the remainder of which will be designated by Apollo and Eaton Vance.

Holders of more than 10% of the equity of Reorganized Holdings shall receive two demand registration rights, and all other initial holders of equity of Reorganized Holdings shall receive piggyback registration rights, in each case subject to standard exceptions, and qualifications.

Releases and Exculpation

The Company will release the Senior Lenders, the Agent under the Credit Agreement, and their respective officers, directors, advisors and professionals from all claims arising on or before the Effective Date, other than for claims based on gross negligence or willful misconduct as determined by a final order entered by a court of competent jurisdiction.

(6) Cross-payment default allowed if subject to 120-day standstill/turn-over/other restrictions.

6

The Company will release the Noteholders and the Trustee under the Indenture, and their respective officers, directors, advisors and professionals from all claims arising on or before the Effective Date, other than for claims based on gross negligence or willful misconduct as determined by a final order entered by a court of competent jurisdiction.

The Company will release the Current Equityholders and their respective officers, directors, advisors and professionals from all claims arising on or before the Effective Date, other than for claims based on gross negligence or willful misconduct as determined by a final order entered by a court of competent jurisdiction.

The Senior Lenders, the Current Equityholders and the Noteholders will release the Company, and their respective current officers, directors, advisors, and professionals from all claims arising on or before the Effective Date, other than for claims based on gross negligence or willful misconduct as determined by a final order entered by a court of competent jurisdiction.

Indemnification of Prepetition Officers and Directors

Under the Restructuring, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Company and such current and former directors and officers’ respective affiliates will be assumed and will survive effectiveness of the Restructuring for claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date.

Definitive Documentation

The Company, the Senior Lenders, the Agent, the Noteholders, the Current Equityholders and, if applicable, the Trustee, will negotiate in good faith definitive documentation for the restructuring consistent with the terms hereof.

Implementation & Restructuring Milestones

The parties will agree on an appropriate process to implement the Restructuring, including the execution of appropriate forbearance and lock-up agreements (“Restructuring Support Agreements”) for accepting parties and the commencement of chapter 11 proceedings.

Appropriate milestones TBD for definitive documentation and implementation of restructuring via prepackaged bankruptcy plan.

Payments

Upon execution of the Restructuring Support Agreements and until the commencement of chapter 11 proceedings, Company to pay monthly interest payments to the Senior Lenders (including all interest then accrued and unpaid) and reimburse all legal fees and expenses of Sidley Austin LLP, as the Agent’s counsel, and Conway Del Genio, as Agent’s financial advisor, in accordance with the terms of their respective engagement letters.

7

EXHIBIT A

ESTIMATED CASH PAYDOWN

Cash Available for Debt Paydown

Q2 Beginning Cash Balance	$42,354
Q2 Change in Cash, Net of Fees	3,400

Cash Balance Prior to Fees	$45,754
Restructuring & Financing Fees	(10,100)
Minimum Cash	(10,000)
Restructuring Fees	(3,500)
Cash Available for Debt Paydown(1)	$22,154

(1) To be paid pro rata as between the Revolving Loan and the Term Loan.

8

EXHIBIT B

ESTIMATED SOURCES AND USES

Sources
New Revolver - Drawn	$5,900
Excess Cash for Senior Secured Debt Paydown	22,154
New First Lien Term Loan	140,460
New Second Lien Note	25,000

Cancellation of Indebtedness Income	155,480

Total Sources	$348,994
Note: Total New Senior Cash Pay Debt	$146,360	(1)

Uses
Pre-Reorg Revolver	$25,928

Pre-Reorg Term Loan	167,586

Pre-Reorg Sr. Sub Notes	150,410
Accrued Interest on Sr. Sub Notes	12,127
Cancellation of Historical Debt Acquisition Costs	(7,057)
Total Uses	$348,994

(1) $4.1 million in letters of credit would be outstanding on the Effective Date.

9

Panolam Chart of Provisions

Section in Current Credit Agreement	Description of Provision	Term in Current Credit Agreement	Term for A&R Credit Agreement
2.1A.(iii)	Swing Line Loan	Orig. amount of $3 million	Parties agree there will not be a Swing Line facility
2.1A.(iv)	Increase in Term Loan Commitments	Orig. approx. $80 million	Parties agree to delete
2.2A.(ii)	Base Rate Parameters	Base Rate Margin on grid, with highest margin at 1.25% and is 1.00% below Eurodollar Rate Margin (i.e. 2.25%)	Parties agree on concept that the Base Rate will be the highest of (a) Prime, (b) Fed Funds Effective Rate 50bps and (c) the Eurodollar Rate
7.1(iii)	Baskets for Capital Leases and Purchase Money Obligations	$15 million at any one time outstanding	Parties agree to $3M at any one time outstanding
7.1(viii)	Indebtedness for Foreign Subsidiaries (other than the Canadian Subsidiaries)	Original amount of $5 million	Parties agree to $5M
7.1(xv)	Subordinated Indebtedness to finance Permitted Acquisitions	$100 million in the aggregate	Parties agree to $7.5M in the aggregate and that such sub-debt will be non-cash pay
7.1(xvii)	Canadian Subsidiaries Indebtedness	$15 million at any one time outstanding	Parties agree to $7.5M at any one time outstanding
7.1(xix)	Debt Basket	$7.5 million at any one time outstanding	Parties agree to $5M at any one time outstanding (up to $2.5M of which can be secured, per the General Lien Basket)
7.2(xxii)	General Lien Basket	$2.5 million at any one time outstanding	Parties agree to $2.5M at any one time outstanding
7.3(ii)*	Investments in subsidiaries that are not Loan Parties	$7.5 million at any one time outstanding	$5M at any one time outstanding Parties agree that 65% of the stock of any new 1st tier foreign subsidiary will be pledged by the parent of such 1st tier subsidiary.*
7.3(xv)*	General Acquisition Basket	$125 million in the aggregate	Parties agree to $15M in the aggregate, with pro forma covenant compliance. No more than $7.5M in the aggregate of cash from operations to be used for Permitted Acquisitions.

10

Section in Current Credit Agreement	Description of Provision	Term in Current Credit Agreement	Term for A&R Credit Agreement
7.3(xvi)*	General Investment Basket	$5 million at any time	Parties agree to $5M at any time*
7.4(xii)	General Contingent Debt Basket	$7.5 million (when combined with Debt Basket)	Parties agree to $5 million (when combined with Debt Basket)
7.5(v)	Restricted Payments to Holdings for overhead, admin costs, etc.	• $1 million/FY for Holding overhead, and gen’l admin costs; • $2 million/FY for repurchase of Capital Stock with carry over of up to $4 million	Parties agree to: • $1 million/FY for Holding overhead, and gen’l admin costs; • $2 million/FY for repurchase of Capital Stock with carry over of up to $2 million
7.6	Financial Covenants	Maximum Leverage Ratio	See attached ratios
7.7B(iv)	De Minimis Asset Sales	$1 million per transaction or series of related transactions	Parties agree to $1 million per transaction or series of related transactions with an aggregate cap of $5M
7.7B(vi)	General Asset Sale Basket	$5 million/FY	Parties agree to $5 per fiscal year
7.7B(xviii)	Sale Lease Back	FMV of all property subject to SLB since Closing Date not to exceed $5 million	Parties agree to FMV of all property subject to SLB since Closing Date not to exceed $5 million
7.7B(x)	Basket for sales of Foreign Subsidiary A/R to Company or Domestic Subsidiaries	$6 million of aggregate uncollected face amount at any one time outstanding	No change from term in current Credit Agreement
7.9(ii)	Reasonable and Customary Fees paid to directors and members of Holdings	limited to “reasonable and customary fees”	Parties agree to “reasonable and customary fees” for independent directors
7.9(iv)	Management Fees under Management Agreement	Allowed to be paid unless payment or bankruptcy default	Parties agree to delete.
7.9(v)	Transactions with Shareholders and Affiliates — Equity Issuances	Allowed if permitted under the Credit Agreement	Parties agree that equity issuances to Shareholders & Affiliates are allowed if otherwise permitted under the Credit Agreement

11

Section in Current Credit Agreement	Description of Provision	Term in Current Credit Agreement	Term for A&R Credit Agreement
7.9(x)	Affiliate Management/Sponsor Advisory Fees	Allowed to be paid unless payment or bankruptcy EOD	Parties agree to delete
8.2	Defaults in Other Agreements	Failure by Holdings, Company or any Subsidiaries to pay when due any P or I of Indebtedness or Contingent Obligations in the principal amount of $7.5 million	Parties agree to a cross-default upon failure to pay principal, interest or Contingent Obligations in the individual or aggregate principal amount of at least $5M
8.8	Defaults for Judgments and Attachments	$7.5 million to the extent not covered by insurance	Parties agree to $5 million to the extent not covered by insurance
8.12	Default in Lien on Collateral pledged to 1st Lien	$1 million	Parties agree to $1M

* Carve-outs to be given effect beginning 1/1/10 (other than Investments permitted under the Credit Agreement currently in place).

12

Fiscal Quarter Ending	Consolidated Senior Leverage Ratio (net)	Consolidated Interest Coverage Ratio	Maximum LTM Capital Expenditures
December 31, 2009	None	None	None
March 31, 2010	None	None	None
June 30, 2010	7.17 : 1.0	1.42 : 1.0	$4,675,000
September 30, 2010	7.17 : 1.0	1.42 : 1.0	$4,813,000
December 31, 2010	6.69 : 1.0	1.50 : 1.0	$4,950,000
March 31, 2011	6.69 : 1.0	1.50 : 1.0	$5,088,000
June 30, 2011	5.96 : 1.0	1.74 : 1.0	$5,225,000
September 30, 2011	5.32 : 1.0	1.89 : 1.0	$5,363,000
December 31, 2011	4.79 : 1.0	2.00 : 1.0	$5,500,000
March 31, 2012	4.79 : 1.0	2.00 : 1.0	$5,638,000
June 30, 2012	4.24 : 1.0	2.00 : 1.0	$5,775,000
September 30, 2012	3.71 : 1.0	2.00 : 1.0	$5,913,000
December 31, 2012	3.26 : 1.0	2.00 : 1.0	$6,050,000
March 31, 2013	3.26 : 1.0	2.00 : 1.0	$6,188,000
June 30, 2013	2.82 : 1.0	2.00 : 1.0	$6,325,000
September 30, 2013	2.40 : 1.0	2.00 : 1.0	$6,463,000
December 31, 2013	1.97 : 1.0	2.00 : 1.0	$6,600,000

13

EXHIBIT C

NEW INTERCREDITOR TERM SHEET

Panolam Industries International, Inc.

New Intercreditor Term Sheet

September 25, 2009

This term sheet describes the material terms of the Intercreditor Agreement to be entered into as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (collectively, the “Debtors”), the Administrative Agent, and the agent under the New Second Lien Credit Agreement (the “Second Lien Agent”) (as amended or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan, or if not defined therein, in the Credit Agreement.

I.              Subordination

A.    Lien Subordination. So long as any Obligations under the Credit Agreement (the “First Lien Obligations”) remain outstanding, all Liens (including, without limitation, judgment liens, the “Second Priority Liens”) securing the payment of the New Second Lien Term Notes (the “Second Lien Obligations”) shall be junior and subordinate in right and priority to the Liens securing the First Lien Obligations (the “First Priority Liens”).

B.    Payment Subordination. So long as any First Lien Obligations remain outstanding, no payments shall be made to the holders of the Noteholder Credit Agreement Claims (the “Junior Lenders” and together with the Second Lien Agent, the “Second Lien Secured Parties”) on account of the Second Lien Obligations; provided, however, that, subject to the Payment Blockage and Turnover provisions described below, (i) payments pursuant to the expense reimbursement and indemnity provisions in the New Second Lien Credit Agreement will be permitted (unless the payment of any such expense or indemnity amount shall cause or result in an Event of Default under the Credit Agreement), and (ii) cash interest payments payable quarterly will be permitted as described in “Treatment of Senior Secured Debt held by Cross-over Senior Lenders: Interest Payment” in the Plan Term Sheet (such cash interest payments, collectively, “Cash Interest Payments” and each, a “Cash Interest Payment”).

II.            Payment Blockage.

A.    If (i) an Event of Default under Section 8.1 (Failure to Make Payments When Due) of the Credit Agreement occurs and is continuing, (ii) an Event of Default under Section 7.6A (Minimum Interest Coverage Ratio) or Section 7.6B (Maximum Leverage Ratio) of the Credit Agreement occurs and is continuing for two consecutive fiscal quarters,(1) or (iii) the Second Lien Agent receives payment of cash interest in excess of the Cash Interest Payment permitted for the applicable period and the Second Lien Agent has received a payment blockage notice from the Administrative Agent (as distinct from the

(1) For the sake of clarity, if there is a default described in Section II.A(ii) resulting from the failure to meet the required covenant ratio as of both (i) the last day of Q2 and (ii) the last day of Q3, the Administrative Agent shall be entitled to deliver a Blockage Notice with respect thereto on or after the last day of Q3.

Standstill Notice described below, a “Blockage Notice”), then no Cash Interest Payments on account of the Second Lien Obligations or cash payments pursuant to the expense reimbursement and indemnity provisions in the New Second Lien Credit Agreement shall be made during the period commencing on the date such Blockage Notice was delivered and ending on the date on which such Event of Default is waived or otherwise cured in accordance with the terms of the Credit Agreement; provided, however, that in the case of a payment blockage pursuant to subclause (iii) of this Section II.A, Cash Interest Payments and cash payments pursuant to the expense reimbursement and indemnity provisions in the New Second Lien Credit Agreement may resume earlier upon the turnover of the excess amount of the Cash Interest Payment in accordance with Section IX.

B.    If any Event of Default, other than any such Event of Default referred to in Section II.A. hereof, occurs and is continuing under the Credit Agreement, and the Second Lien Agent has received a Blockage Notice, then no interest payments on account of the Second Lien Obligations or cash payments pursuant to the expense reimbursement and indemnity provisions in the New Second Lien Credit Agreement shall be made during the period commencing on the date such Blockage Notice was delivered and ending on the 121st day thereafter, unless such Event of Default is waived or otherwise cured in accordance with the terms of the Credit Agreement prior to the expiration of such 120 day period.

III.           No New Liens.  So long as any First Lien Obligations remain outstanding, no Debtor shall grant any additional Liens on any asset to secure (a) any Second Lien Obligations unless such Debtor has granted a Lien on such asset to secure the First Lien Obligations, or (b) any First Lien Obligations unless such Debtor concurrently grants, a Lien on such asset to secure the Second Lien Obligations.

IV.           Prohibition on Contesting Liens.  The Junior Lenders agree that they will not (whether or not any insolvency or liquidation proceeding has been commenced) contest the priority, validity or enforceability of any First Priority Lien.

V.            Enforcement Rights.  So long as any First Lien Obligations remain outstanding, Administrative Agent and the Senior Lenders (together, the “First Lien Secured Parties”) shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral (including, without limitation, foreclosure or other disposition), without any consultation or consent of the Second Lien Secured Parties and no Second Lien Secured Party may contest or otherwise hinder Administrative Agent’s ability to enforce remedies, including, without limitation, in an insolvency or liquidation proceeding; provided, that, notwithstanding the foregoing, (a) in an insolvency or liquidation proceeding, the Second Lien Agent may file a proof of claim/statement of interest with respect to the Second Lien Obligations, (b) the Second Lien Agent may take action to preserve or protect the validity or enforceability of the Second Priority Liens, so long as no such action taken could be inconsistent with the Intercreditor Agreement, (c) the Second Lien Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, to the extent not inconsistent with the Intercreditor Agreement, (d) the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors, as described below, (e)

2

the Second Lien Secured Parties may enforce their rights and exercise remedies with respect to the Collateral after the termination of the Standstill Period (only if and to the extent that Administrative Agent is not diligently enforcing its rights) and (f) the Second Lien Secured Parties may take any action in respect of any sale, transfer or other disposition of any Collateral free and clear of any Lien or other claim pursuant to the terms and conditions of section 363 of the Bankruptcy Code.

A.    Junior Lenders as Unsecured Creditors. The Junior Lenders shall reserve the right to file pleadings, objections, motions or agreements which assert rights available to unsecured creditors and may exercise remedies available to unsecured creditors in accordance with applicable law.

VI.           Standstill Period. The Second Lien Agent agrees not to seek to enforce any rights or remedies with respect to Collateral (including, without limitation, the filing of an involuntary petition against Debtors) or join with any other person or vote in favor of any action with respect to such rights and remedies, until after the passage of 120 days after the date on which Administrative Agent has delivered to the Second Lien Agent written notice (“Standstill Notice”) of an Event of Default under the Credit Agreement (the “Standstill Period”).  The Administrative Agent shall give notice to the Second Lien Agent prior to taking any enforcement action against Collateral, which notice shall constitute requisite notice under the UCC.  Notwithstanding the expiration of the Standstill Period, if Administrative Agent is diligently pursuing the exercise of remedies with respect to Collateral at such time, the Second Lien Agent shall be prohibited from exercising remedies with respect to Collateral; provided, however, that during the Standstill Period, enforcement of rights or remedies with respect to the Collateral will not shift to the Second Lien Agent even if the Administrative Agent does not commence enforcement action against all or substantially all of the Collateral. If, upon the expiration of the Standstill Period, the Administrative Agent has not commenced, or is not diligently pursuing, the exercise of remedies against Collateral, the Second Lien Agent shall give notice to Administrative Agent prior to taking any enforcement action against Collateral.

VII.         Collateral Disposition/Release of Liens.  Prior to an insolvency or liquidation proceeding, the Second Priority Liens will be automatically released if (a) the Senior Lenders release the First Priority Liens in connection with the exercise of remedies, or (b) the Senior Lenders release the First Priority Liens in connection with any sale or disposition of Collateral permitted under the terms of the Credit Agreement (as in effect on the effective date thereof or otherwise agreed to by the Junior Lenders (including without limitation by means of an amendment to the New Second Lien Credit Agreement)).

VIII.        Application of Proceeds.  So long as any First Lien Obligations remain outstanding, any Collateral or proceeds thereof received by Administrative Agent in connection with the enforcement or exercise of any remedy or right shall be applied first to the First Lien Obligations. Upon payment in full (in cash) of the First Lien Obligations, Administrative Agent shall deliver to the Second Lien Agent any remaining Collateral and any proceeds thereof for application to the Second Lien Obligations.

IX.           Turnover of Payments. So long as any First Lien Obligations remain outstanding, any payments or proceeds of Collateral received by the Second Lien Secured Parties (whether from any Debtor, another party on behalf of the Debtors, or otherwise), other than Cash Interest

3

Payments (including without limitation, any cash payment of interest in excess of the Cash Interest Payment permitted for the applicable period) and cash payments pursuant to the expense reimbursement and indemnity provisions in the New Second Lien Credit Agreement (in each case as allowed hereunder), shall be held in trust for the First Lien Secured Parties and must be turned over to Administrative Agent until such time that the First Lien Obligations are paid in full (in cash).

X.            Unenforceable Liens.  If in any insolvency or liquidation proceeding any Lien encumbering any Collateral is deemed to be unenforceable, then the Second Lien Secured Parties agree that any distribution, proceeds or recovery they may receive with respect to such Collateral shall (so long as any First Lien Obligations remain outstanding) be segregated, held in trust and paid over to Administrative Agent in the same form as received without recourse, representation or warranty.

XI.           Bailment for Perfection of Certain Security Interests.  To the extent Administrative Agent holds any Collateral that is perfected by possession or control (“Pledged Collateral”), Administrative Agent shall hold such Pledged Collateral as a bailee for the Second Lien Agent for the purpose of perfecting the Second Priority Liens.  No fiduciary relationship shall be created by this bailment arrangement and, so long as any First Lien Obligations remain outstanding, Administrative Agent shall be entitled to deal with the Pledged Collateral in its sole discretion, without notice to the Second Lien Secured Parties.  Upon discharge of the First Lien Obligations, Administrative Agent shall upon request deliver the Pledged Collateral to the Second Lien Agent.

XII.         Insolvency/Liquidation Proceedings.(2)

A.    DIP Financing.  No Second Lien Secured Party shall oppose or object to (i) any post-petition financing for which any Debtor has filed a motion seeking the approval thereof under section 364 of the Bankruptcy Code, which financing is provided solely by one or more of the First Lien Secured Parties (“DIP Financing”) or (ii) the Liens securing such financing (the “DIP Liens”) and, to the extent that the DIP Liens are senior to or rank pari passu with the First Priority Liens, the Second Lien Agent agrees to subordinate the Second Priority Liens to such DIP Liens; provided that the foregoing shall not prevent any Second Lien Secured Party from objecting to any DIP Financing (or any DIP Liens) (i) that purports to govern or control the timing, provisions or content of a plan of reorganization, (ii) that purports to govern or control the timing or provisions of any sale of Collateral (other than a customary asset sale covenant) or assets of any Debtor, including, without limitation, any requirement for any Debtor to sell assets under section 363 of the Bankruptcy Code, (iii) if the amount of such DIP Financing exceeds $25,000,000, or (iv) that contains a roll-up of pre-petition debt provided by the First Lien Secured Parties.

B.    363 Sales.  No restrictions on the ability of any First Lien Secured Party or any Second Lien Secured Party to oppose, object or take any other action in respect of any

(2) For the sake of clarity, Section V hereof shall not restrict the ability of the Second Lien Secured Parties to take any action in respect of a DIP Financing, cash collateral/adequate protection or plan of reorganization otherwise permitted hereunder.

4

sale, transfer or other disposition of any Collateral free and clear of the First Priority Liens or Second Priority Liens or other claims under section 363 of Bankruptcy Code.

C.    Cash Collateral/Adequate Protection Rights. The Second Lien Agent waives the right to contest Administrative Agent’s request for adequate protection or any objection made by Administrative Agent based on a claim of lack of adequate protection for the Senior Lenders.  If, in connection with any DIP Financing or use of cash collateral, any First Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral and/or a superpriority claim, the Second Lien Agent may seek or request adequate protection (and the Administrative Agent shall not contest such request for adequate protection or any objection made by Second Lien Agent based on a claim of lack of adequate protection for the Junior Lenders) solely in the form of a replacement Lien on such additional collateral and/or superpriority claim (which replacement Lien and/or claim will continue to be subordinated to the First Priority Lien and/or claim, and, if applicable, the DIP Liens).  In connection with any DIP Financing or use of cash collateral, the Second Lien Agent may seek or request adequate protection in the form of cash payments, including without limitation, payment of professional fees and/or current payment of post-petition interest, provided, however, that the First Lien Secured Parties may contest any such request for adequate protection.

D.    Relief from Automatic Stay. The Second Lien Secured Parties agree that, for so long as any First Lien Obligations remain outstanding, no Second Lien Secured Party shall seek or request relief from or modification of the automatic stay.  Further, the Second Lien Secured Parties agree not to oppose any motion made by Administrative Agent to lift the automatic stay.

E.     Post-Petition Interest.  No Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Secured Parties for allowance in any insolvency or liquidation proceeding of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (such value to be determined without regard to the existence of the Second Priority Liens on the Collateral). The First Lien Secured Parties shall not oppose or seek to challenge any claim by the Second Lien Secured Parties for allowance in any insolvency or liquidation proceeding of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (such value to be determined taking account the First Priority Liens on the Collateral).

F.     Plan Participation/Right to Vote.  The Second Lien Secured Parties will agree not to propose or support a plan of reorganization that does not result in the satisfaction of the First Lien Obligations in full.

G.    Application of Intercreditor Terms.

1.     If, in an insolvency or liquidation proceeding, debt obligations of the Debtors are distributed pursuant to a plan of reorganization on account of both the First Lien Obligations and the Second Lien Obligations, then such debt obligations shall have the same relative priorities as the existing First Lien Obligations and Second Lien Obligations.

5

2.     The First Lien Obligations shall continue to be treated as First Lien Obligations and the provisions of the Intercreditor Agreement shall continue to govern the relative rights and priorities of the Senior Lenders and the Junior Lenders even if all or part of the First Lien Obligations or the First Priority Liens are subordinated, set aside, avoided, invalidated or disallowed in connection with any insolvency or liquidation proceeding, and the Intercreditor Agreement shall be reinstated if at any time any payment of the First Lien Obligations is rescinded or must otherwise be returned by any First Lien Secured Party.

XIII.        Limitations on Amendments to the Credit Agreement.  (a) The Senior Lenders may at any time, without the consent of (but with notice to) the Junior Lenders, amend, restate, amend and restate, supplement or otherwise modify the Credit Agreement; provided, however, that the Senior Lenders shall not, without the consent of the Junior Lenders, agree to any amendment, restatement, amendment and restatement, supplement or modification that would (i) increase the interest rate margin or similar component by more than two percent (2%) above the then-existing interest rate margin or similar component (excluding increases resulting from the accrual of interest at the default rate provided in the Credit Agreement); (ii) shorten the maturity or weighted average life to maturity of the First Lien Obligations except with respect to an amendment executed as a result of an Event of Default; (iii) change the final maturity date of the First Lien Obligations to a date later than the original scheduled maturity date of the Second Lien Obligations; (iv) increase the principal amount of First Lien Obligations by more than $15 million or (v) otherwise be in contravention of the Intercreditor Agreement or the Credit Agreement.  (b) In the event that any amendment, modification, waiver or consent is entered into with respect to any first lien Collateral Documents (other than any such amendment, modification, waiver or consent that narrows the definition or scope of Collateral in a manner not otherwise contemplated by Section VII) then such amendment, modification, waiver or consent shall apply automatically to any comparable provision of the applicable comparable second lien collateral document.

XIV.        Limitations on Amendments to New Second Lien Credit Agreement.  The Junior Lenders may at any time, without the consent of (but with notice to) the Senior Lenders, amend, restate, amend and restate, supplement or otherwise modify the New Second Lien Credit Agreement; provided, however, that the Junior Lenders shall not, without the consent of First Lien Secured Parties, agree to any amendment, restatement, amendment and restatement, supplement or modification that would (a) increase the interest rate margin or similar component (excluding increases resulting from the accrual of interest at the default rate provided in the New Second Lien Credit Agreement) or change the cash/PIK toggle mechanism applicable to the Second Lien Obligations; provided, that the interest rate margin or similar component of any PIK interest may be increased by no more than 2%, (b) increase the principal amount of Second Lien Obligations (except by the issuance of PIK notes, as contemplated by the Plan Term Sheet) by more than $12.5 million,(3) (c) shorten the maturity or weighted average life to maturity of the Second Lien Obligations, (d) change the prepayment or defeasance provisions in a manner adverse to the First Lien Secured Parties, (e) add or modify covenants or events of defaults in a manner adverse to the First Lien Secured Parties in any material respect, except to the extent added or modified in accordance with the terms of the Credit Agreement, (f) add to the Collateral

(3) Such amount to apply against (and was calculated from) the acquisition finance basket ($7.5M) and debt basket ($5M) in the Credit Agreement.

6

other than as specifically provided by the Intercreditor Agreement, or (g) otherwise be in contravention of the Intercreditor Agreement or the Credit Agreement.

XV.         Effect of Refinancing of Indebtedness under Credit Agreement. If, substantially contemporaneously with the discharge of the First Lien Obligations, the Debtors refinance the First Lien Obligations with Permitted Refinancing Indebtedness (as defined below), then (a) the discharge of the First Lien Obligations shall be automatically deemed not to have occurred for purposes of the Intercreditor Agreement, (b) the refinanced Indebtedness and related obligations shall automatically be treated as First Lien Obligations for purposes of Lien priorities, right in Collateral and otherwise, under the Intercreditor Agreement, (c) the credit agreement and other loan documents evidencing the refinanced Indebtedness shall be treated as the Credit Agreement, Collateral Documents and Loan Documents for purposes of the Intercreditor Agreement, and (d) the collateral agent with respect to the refinanced Indebtedness shall be deemed to be the Administrative Agent for purposes of the Intercreditor Agreement; provided, that the Debtors give the Second Lien Agent 10 days prior notice of their intention to apply the terms of this section of the Intercreditor Agreement to such refinanced Indebtedness.

“Permitted Refinancing Indebtedness” shall mean any indebtedness issued in exchange for, or the net proceeds of which are used to refinance the First Lien Obligations; provided that (in each case as of the effective date of such refinancing): (a) such indebtedness is incurred pursuant to a loan agreement or a credit agreement providing for revolving credit loans, term loans and/or letters of credit, (b) the principal amount (or accreted value, if applicable) of such indebtedness does not exceed the principal amount (or accreted value, if applicable) of the First Lien Obligations being refinanced (plus unpaid accrued interest, fees, commissions, expenses and undrawn commitment thereunder); (c) the interest rate of such indebtedness does not exceed the interest rate of the First Lien Obligations being refinanced by more than 2%, (d) the maturity or weighted average life to maturity of such indebtedness is not shorter than that of the First Lien Obligations being refinanced, (e) the final maturity of such indebtedness is not later than the original scheduled maturity date of the Second Lien Obligations, (f) the terms and covenants of such indebtedness taken as a whole shall not be more restrictive in any material respect than the terms and covenants of the First Lien Obligations being refinanced taken as a whole, and (g) such indebtedness shall not have (1) any obligor that is not an obligor under the First Lien Obligations being refinanced, except to the extent such person becomes an obligor of the Second Lien Obligations or (2) greater guaranty or security than the First Lien Obligations being refinanced, except to the extent such guaranty or security is provided to the holders of the Second Lien Obligations.

XVI.        Transfers. The Junior Lenders agree not to assign, transfer, pledge or grant a security interest in all or any part of the Second Lien Obligations unless (a) such assignment, transfer, pledge or grant is made expressly subject to the terms of the Intercreditor Agreement, and (b) the Junior Lender’s assignee, transferee, pledgee or grantee expressly agrees in writing to be bound by the Intercreditor Agreement and assume the Junior Lender’s obligations thereunder.

XVII.      Subrogation. The Second Lien Secured Parties waive any rights of subrogation they may acquire as a result of any payment under the Intercreditor Agreement until the discharge of the First Lien Obligations has occurred; provided, that any payment that is paid over to the Administrative Agent pursuant to the Intercreditor Agreement shall not reduce the Second Lien

7

Obligations unless and until the discharge of the First Lien Obligations have occurred and the Administrative Agent delivers any such payment to the Second Lien Agent.

8

EXHIBIT D

JOINDER

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 25, 2009 (the “Agreement”), by and among Panolam Holdings Co., a Delaware corporation, Panolam Holdings II Co., a Delaware corporation, Panolam Industries International, Inc., a Delaware corporation, Panolam Industries, Inc., a Delaware corporation, Pioneer Plastics Corporation, a Delaware corporation, Nevamar Holding Corp., a Delaware corporation, Nevamar Holdco, LLC, a Delaware limited liability company, Nevamar Company, LLC, a Delaware limited liability company (collectively, the “Company”), [Transferor’s Name] (“Transferor”), and the other holders of claims against the Company signatory thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Holder” under the terms of the Agreement.

Date Executed:              , 2009

[Transferee’s name]

By:
Name:
Title:

Principal amount of Claims held: $ of [Senior Secured Debt/Subordinated Notes].

Date:

[Address]
Attention:
Fax: [*]
Email: